UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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Hill-Rom Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

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HILL-ROM HOLDINGS, INC.
NOTICE OF ANNUAL MEETING
To Be Held March 4, 2010
The annual meeting of shareholders of Hill-Rom Holdings, Inc., an Indiana corporation, will be held at the offices of Hill-Rom Holdings, Inc., 1069 State Route 46 East, Batesville, Indiana 47006, on Thursday, March 4, 2010, at 10:00 a.m., Eastern Standard Time, for the following purposes:
(1)	To elect five members to the Board of Directors nominated by the Board of Directors;
(2)
To consider and vote on a proposal recommended by the Board of Directors to amend the Amended Articles of Incorporation of Hill-Rom Holdings, Inc. to provide for the annual election of the entire Board of Directors;

(3)	To consider and vote on a proposal recommended by the Board of Directors to amend the Amended Articles of Incorporation of Hill-Rom Holdings, Inc. to eliminate all supermajority voting provisions;
(4)	To consider and vote on a proposal recommended by the Board of Directors to approve a policy providing for an annual non-binding advisory shareholder vote on executive compensation; and
(5)	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Hill-Rom Holdings, Inc.
The Board of Directors has fixed the close of business on December 28, 2009, as the record date for determining which shareholders are entitled to notice of and to vote at the meeting.
By Order of the Board of Directors

Patrick D. de Maynadier
Secretary
January 15, 2010

HILL-ROM HOLDINGS, INC.
PROXY STATEMENT
This proxy statement relates to the solicitation by the Board of Directors of Hill-Rom Holdings, Inc. (“Hill-Rom”, “we”, “us” or “our”), 1069 State Route 46 East, Batesville, Indiana 47006, telephone (812) 934-7777, of proxies for use at the annual meeting of Hill-Rom’s shareholders to be held at Hill-Rom’s offices (at the address shown above), on Thursday, March 4, 2010, at 10:00 a.m., Eastern Standard Time, and at any adjournments of the meeting. This proxy statement and the enclosed form of proxy were mailed initially to shareholders on or about January 15, 2010.
Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on March 4, 2010.
•	The proxy statement and annual report to shareholders are available at www.proxyvote.com.

-i-

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
1.	Who may vote?
Shareholders holding shares of Hill-Rom common stock as of the close of business on December 28, 2009, the record date, are entitled to vote at the annual meeting. You have one vote for each share of common stock held as of the record date, which may be voted on each proposal presented at the annual meeting.
2.	What is the record date and what does it mean?
The record date for the annual meeting is December 28, 2009. The record date was established by the Board of Directors as required by our Amended and Restated Code of By-Laws and Indiana law. Owners of record of our common stock at the close of business on the record date are entitled to:
•	Receive notice of the annual meeting;
•	Attend the annual meeting in person if they so desire; and
•	Vote their shares of common stock on the proposals presented at the annual meeting.
3.	How many shares of Hill-Rom common stock were outstanding on the record date?
At the close of business on the record date, there were 62,756,886 shares of common stock outstanding and entitled to vote at the annual meeting. Common stock is the only class of stock entitled to vote.
4.	Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?
This year, pursuant to rules of the U.S. Securities and Exchange Commission (“SEC”) that allow companies to furnish their proxy materials over the Internet, we have sent to many of our shareholders an important Notice Regarding the Availability of Proxy Materials instead of a paper copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in that Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. A shareholder’s election to receive proxy materials by mail or e-mail will remain in effect until the shareholder terminates the election.
5.	Why didn’t I receive a Notice Regarding the Availability of Proxy Materials in the mail regarding the Internet availability of proxy materials?
We are providing shareholders who have previously requested to receive paper copies of the proxy materials and certain other shareholders with paper copies of the proxy materials instead of a Notice Regarding the Availability of Proxy Materials. If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, follow the instructions provided with your proxy materials and on your proxy card or voting instruction card to vote using the Internet or go to www.enroll.icsdelivery.com/hrc. When prompted, indicate that you agree to receive or access shareholder communications electronically in the future.
6.	Can I vote my shares by filling out and returning the Notice Regarding the Availability of Proxy Materials?
No. The Notice will, however, provide instructions on how to vote by telephone, by Internet, by requesting and returning a paper proxy card, or by submitting a ballot in person at the annual meeting.

7.	How can I access the proxy materials over the Internet?
You can view the proxy materials for the annual meeting on the Internet at www.proxyvote.com. Please have your 12 digit control number available. Your 12 digit control number can be found on your Notice Regarding the Availability of Proxy Materials. If you received a paper copy of your proxy materials, your 12 digit control number can be found on your proxy card or voting instruction form.
Our proxy materials are also available on our website at www.hill-rom.com.
8.	What am I voting on?
You are voting on the matters identified in the Notice of Annual Meeting on the front cover of this proxy statement.
9.	How does the Board recommend that I vote?
The Board recommends that you vote FOR each of the nominees for director and FOR each of the other proposals.
10.	Why should I vote?
Your vote is very important regardless of the number of shares you hold. The Board strongly encourages you to exercise your right to vote as a Hill-Rom shareholder.
11.	How do I vote?
You may vote by any of the following methods:
•
By Telephone or Internet — If you have telephone or Internet access, you may submit your proxy vote by following the instructions provided in the Notice Regarding the Availability of Proxy Materials, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction form.

•
By Mail — You may submit your proxy vote by mail by signing a proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your broker, trustee or nominee, and mailing it in the enclosed envelope. If you provide specific voting instructions, your shares will be voted as you have instructed. In order to vote by mail, you need either download a copy of the proxy card from the Internet, or request a hard copy of the proxy statement and proxy card, as described in the Notice Regarding the Availability of Proxy Materials.

•	In Person at the Annual Meeting —
•
Shareholders of record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the shareholder of record. As the shareholder of record, you have the right to vote in person at the annual meeting.

•
Street name shareholders. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the annual meeting. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. See question 18, “Who can attend the annual meeting?” below for additional information.

12.	If I vote by telephone or Internet and received a proxy card in the mail, do I need to return my proxy card?
No.
13.	Can I change my vote?
If you are a shareholder of record, you may revoke your proxy at any time before the voting polls are closed at the annual meeting, by the following methods:
•	voting at a later time by telephone or Internet;
•	writing our Corporate Secretary, Patrick D. de Maynadier, Hill-Rom Holdings, Inc., 1069 State Route 46 East, Batesville, Indiana 47006; or
•	giving notice of revocation to the Inspector of Election at the annual meeting.
If you are a street name shareholder and you vote by proxy, you may later revoke your proxy by informing the holder of record in accordance with that entity’s procedures.
14.	What happens if I do not specify a choice for a proposal when returning a proxy?
You should specify your choice for each proposal on your proxy card or voting instruction form. Shares represented by proxies will be voted in accordance with the instructions given by the shareholders. If you are a shareholder of record and your proxy card is signed and returned without voting instructions, it will be voted according to the recommendation of the Board of Directors.
If you are a beneficial/street name shareholder and fail to provide voting instructions, your broker, bank or other holder of record is permitted to vote your shares on the proposal to amend our Amended Articles of Incorporation to provide for the annual election of the entire Board of Directors, the proposal to provide for an annual non-binding advisory shareholder vote on executive compensation and the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the record holder may not vote on the election of directors or the proposal to amend our Amended Articles of Incorporation to eliminate all supermajority voting provisions absent instructions from you. Without your voting instructions on these proposals, a “broker non-vote” will occur. If you are a beneficial/street name shareholder and your proxy card is signed and returned without voting instructions, it will be voted according to the recommendation of the Board.
15.	What happens if other matters come up at the annual meeting?
The matters described in the notice of annual meeting are the only matters we know of that will be voted on at the annual meeting. If other matters are properly presented at the annual meeting, the persons named in the enclosed proxy card or voting instruction form will vote your shares according to their best judgment.
16.	Who will count the votes?
A representative of Broadridge Financial Solutions, Inc., an independent tabulator appointed by the Board of Directors, will count the votes and act as the Inspector of Election. The Inspector of Election will have the authority to receive, inspect, electronically tally and determine the validity of the proxies received.
17.	What is a “quorum”?
A “quorum” is a majority of the outstanding shares of common stock and is required to hold the annual meeting. A quorum is determined by counting shares of common stock present in person at the annual meeting or represented by proxy. If you submit a properly executed proxy, you will be considered part of the quorum even if you abstain from voting. Broker non-votes are treated as present for the purpose of determining a quorum.

18.	Who can attend the annual meeting?
Admission to the annual meeting is limited to shareholders of Hill-Rom, persons holding validly executed proxies from shareholders who held Hill-Rom common stock on December 28, 2009, and invited guests of Hill-Rom.
If you are a shareholder of Hill-Rom, you must bring certain documents with you in order to be admitted to the annual meeting. The purpose of this requirement is to help us verify that you are actually a shareholder of Hill-Rom. Please read the following rules carefully because they specify the documents that you must bring with you to the annual meeting in order to be admitted. The items that you must bring with you differ depending upon whether you are a record holder or hold your stock in “street name.”
Proof of ownership of Hill-Rom stock must be shown at the door. Failure to provide adequate proof that you were a shareholder on the record date may prevent you from being admitted to the annual meeting.
If you were a record holder of Hill-Rom common stock on December 28, 2009, then you must bring a valid government-issued personal identification (such as a driver’s license or passport).
If a broker, bank, trustee or other nominee was the record holder of your shares of Hill-Rom common stock on December 28, 2009, then you must bring:
•	Valid government-issued personal identification (such as a driver’s license or passport), and
•	Proof that you owned shares of Hill-Rom common stock on December 28, 2009.
Examples of proof of ownership include the following: (1) a letter from your bank or broker stating that you owned Hill-Rom common stock on December 28, 2009; (2) a brokerage account statement indicating that you owned Hill-Rom common stock on December 28, 2009; or (3) the voting instruction form provided by your broker indicating that you owned Hill-Rom common stock on December 28, 2009.
If you are a proxy holder for a shareholder of Hill-Rom, then you must bring:
•	The validly executed proxy naming you as the proxy holder, signed by a shareholder of Hill-Rom who owned shares of Hill-Rom common stock on December 28, 2009, and
•	Valid government-issued personal identification (such as a driver’s license or passport), and
•
If the shareholder whose proxy you hold was not a record holder of Hill-Rom common stock on December 28, 2009, proof of the shareholder’s ownership of shares of Hill-Rom common stock on December 28, 2009, in the form of a letter or statement from a bank, broker or other nominee indicating that the shareholder owned Hill-Rom common stock on December 28, 2009.

You may not use cameras, recording equipment or other electronic devices during the annual meeting.
19.	How many votes must each proposal receive to be adopted?
Directors are elected by a plurality of the votes cast by shareholders entitled to vote, which means that nominees who receive the greatest number of votes will be elected even if less than a majority of the votes cast. However, our Corporate Governance Standards provide that, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation. The Board is required to accept the resignation unless the Board determines, in the exercise of its fiduciary duties, that accepting such resignation would not be in the best interests of the Hill- Rom and its shareholders. Hill-Rom will promptly disclose, in a Form 8-K, the Board’s decision regarding whether to accept the director’s resignation offer and, if applicable, the reason(s) for rejecting the resignation offer.

Under our Amended Articles of Incorporation, approval of each of the two proposals to amend our Amended Articles of Incorporation requires the affirmative vote of at least two-thirds of the outstanding shares of our common stock.
The proposal to provide for an annual non-binding advisory shareholder vote on executive compensation and ratification of the appointment of the independent registered public accounting firm will be approved if the votes cast favoring the action exceed the votes cast opposing the action.
20.	How are votes, including broker non-votes and abstentions, counted?
Votes are counted in accordance with our Amended and Restated Code of By-Laws and Indiana law. A broker non-vote or abstention will be counted towards a quorum and as represented at the meeting. A broker non-vote or abstention will not be counted in the election of directors or the votes on the proposal to provide for an annual non-binding advisory shareholder vote on executive compensation and ratification of the appointment of the independent registered public accounting firm. With respect to the two proposals to amend our Amended Articles of Incorporation, broker non-votes and abstentions will have the same effect as a vote against such proposals. Shares will not be voted at the annual meeting if a properly executed proxy card covering those shares has not been returned and the holder does not cast votes in respect of those shares in person at the annual meeting.
21.	How can I view the shareholder list?
A complete list of the registered shareholders entitled to vote at the annual meeting will be available to view during the annual meeting. You may access this list at Hill-Rom’s offices at 1069 State Route 46 East, Batesville, Indiana 47006 during ordinary business hours during the five business days immediately before the annual meeting.
22.	Who pays for the proxy solicitation related to the annual meeting?
We do. In addition to sending you or making available to you these materials, some of our directors and officers as well as management and non-management employees may contact you by telephone, mail, e-mail or in person. You may also be solicited by means of press releases issued by Hill-Rom, postings on our website, www.hill-rom.com, and advertisements in periodicals. None of our officers or employees will receive any extra compensation for soliciting you. We have retained Innisfree M&A Incorporated (“Innisfree”) to assist us in soliciting your proxy for an estimated fee of $6,500, plus reasonable out-of-pocket expenses. Innisfree will ask brokers and other custodians and nominees whether other persons are beneficial owners of Hill-Rom common stock. If so, we will supply them with the Notice Regarding the Availability of Proxy Materials or proxy materials for distribution to the beneficial owners. We will also reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the Notice Regarding the Availability of Proxy Materials or proxy materials to the beneficial owners of Hill-Rom common stock.
23.	If I want to submit a shareholder proposal for the 2011 annual meeting, when is it due and how do I submit it?
In order for shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 to be presented at our 2011 annual meeting of shareholders and included in our proxy statement and form of proxy relating to that meeting, such proposals must be submitted to the Secretary of Hill-Rom at our principal offices in Batesville, Indiana not later than September 17, 2010.
In addition, our Amended and Restated Code of By-laws provides that for business to be brought before a shareholders’ meeting by a shareholder or for nominations to the Board of Directors to be made by a shareholder for consideration at a shareholders’ meeting, notice thereof must be received by the Secretary of Hill-Rom at our principal offices not later than 100 days prior to the anniversary of the immediately preceding annual meeting, or not later than November 24, 2010 for the 2011 annual meeting of shareholders. The notice must also provide certain information set forth in the Amended and Restated Code of By-laws.

24.	How can I obtain a copy of the Annual Report on Form 10-K?
You may receive a hardcopy of proxy materials, including the Annual Report on Form 10-K, by following the directions set forth on the Notice Regarding the Availability of Proxy Materials. The Annual Report on Form 10-K is also available at on our website at www.hill-rom.com.
25.	Where can I find the voting results of the annual meeting?
We will announce preliminary voting results at the conclusion of the annual meeting and publish the final voting results in a Form 8-K to be filed with the SEC within four business days after the conclusion of the annual meeting.

PROPOSALS REQUIRING YOUR VOTE
Proposal No. 1 — Election of Directors
Hill-Rom’s Articles of Incorporation and Code of By-laws provide that members of the Board of Directors shall be classified with respect to the terms that they shall serve by dividing them into three classes that are as nearly equal in number of members as possible. Generally, directors in each class are elected for a three-year term unless they resign or retire earlier. These provisions are proposed to be amended as described below under “—Proposal No. 2 — Amendment of Articles of Incorporation to Provide for Annual Election of Directors,” but the Articles of Incorporation and Code of By-Laws currently in effect will govern the election of directors at the upcoming annual meeting regardless of whether Proposal No. 2 is approved by the shareholders at the annual meeting. If Proposal No. 2 is approved by the shareholders, the amendments to the Articles of Incorporation contemplated thereby will be effective for the election of directors commencing with the 2011 annual meeting of shareholders.
Hill-Rom’s Amended Articles of Incorporation provide that the Board of Directors shall consist of not less than nine members as may be specified in Hill-Rom’s Code of By-Laws. Hill-Rom’s Code of By-Laws provides that the Board of Directors shall consist of nine to eleven members, as fixed from time to time by the Board of Directors. The Board of Directors currently consists of nine members, with three directors in each Class. The terms of the three directors in Class II, Ronald A Malone, Eduardo R. Menascé and Peter H. Soderberg, expire at the upcoming annual meeting. Additionally, because Hill-Rom’s Code of By-Laws provides that any director elected by the Board of Directors to fill a vacancy will be elected for a term expiring at the next annual meeting of shareholders, the terms of Katherine S. Napier and James R. Giertz, each a Class I director elected by the Board in July and December 2009, respectively, expire at the upcoming annual meeting. Accordingly, at the upcoming annual meeting, the shareholders will elect two members of the Board of Directors in Class I to serve a two-year term expiring at the 2012 annual meeting of shareholders and three members of the Board of Directors in Class II to serve three-year terms expiring at the 2013 annual meeting of shareholders. The other directors in Class I and Class III were each previously elected to serve terms expiring at the 2012 and 2011 annual meetings, respectively.
At the annual meeting, proxies may not be voted for a greater number of persons than the number of nominees named in this proxy statement. Unless authority is withheld, all shares represented by proxies submitted pursuant to this solicitation will be voted in favor of electing as directors the nominees listed below for the terms indicated. If any of these nominees should be unable to serve, shares represented by proxies may be voted for a substitute nominee selected by the Board of Directors, or the position may become vacant.
The Board of Directors recommends that shareholders vote FOR the election to the Board of Directors of each of the nominees named below.
NOMINEES:
CLASS I
Nominees to be elected to serve a two-year term expiring at the 2012 annual meeting:

			Served As A
Name	Age	Principal Occupation	Director Since

James R. Giertz	52	Senior Vice President and Chief Financial Officer of H.B. Fuller Company	2009

Katherine S. Napier	54	Chief Executive Officer of Arbonne International, LLC	2009

CLASS II
Nominees to be elected to serve three-year terms expiring at the 2013 annual meeting:

			Served As A
Name	Age	Principal Occupation	Director Since

Ronald A. Malone	55	Executive Chairman of Gentiva Health Services, Inc	2007

Eduardo R. Menascé	64	Retired President, Enterprise Solutions Group, Verizon Communications	2004

Peter H. Soderberg	63	President and Chief Executive Officer of Hill-Rom	2002
CONTINUING DIRECTORS:
CLASS I
Serving a term expiring at the 2012 annual meeting:

			Served As A
Name	Age	Principal Occupation	Director Since

Rolf A. Classon	64	Chairman of the Board of Hill-Rom	2002
CLASS III
Serving terms expiring at the 2011 annual meeting:

			Served As A
Name	Age	Principal Occupation	Director Since

Charles E. Golden	63	Retired Executive Vice President and Chief Financial Officer of Eli Lilly and Company	2002

W August Hillenbrand	69	Retired Chief Executive Officer of Hill-Rom	1972

Joanne C. Smith	49	President and Chief Executive Officer of the Rehabilitation Institute of Chicago	2003
Rolf A. Classon became Chairman of the Board of Hill-Rom on March 20, 2006. He served as Interim President and Chief Executive Officer of Hill-Rom from May 11, 2005 until March 20, 2006 and as Vice Chairman of the Board from December 4, 2003 until his election as Interim President and Chief Executive Officer. He was Chairman of the Executive Committee of Bayer HealthCare, a sub group of Bayer AG, from October 2002 to July 2004, and was President of Bayer Health Care L.L.C., a subsidiary of Bayer AG, from October 2002 to July 2004. Previously, he had been President of Bayer’s Diagnostic Division and head of Bayer’s Worldwide Business Group — Diagnostics since 1995. Bayer is an international research-based company active in life sciences, polymers and chemicals. A native of Sweden, Mr. Classon joined Bayer’s Miles Diagnostics business in 1991 as Executive Vice President, worldwide marketing, sales and service. During his career, Mr. Classon has held management positions with Pharmacia AB, Sweden; Swedish Match Group; and Asbjorn Habberstad AB. Prior to joining Bayer, he was President and Chief Operating officer of Pharmacia Biosystems AB. Mr. Classon currently serves on the Boards of Directors of Enzon Pharmaceuticals, Inc., a company focused on oncology and antivirus pharmaceuticals, Millipore Corporation, a bioscience company that provides technologies, tools and services for the discovery, development and production of therapeutic drugs and for other purposes, Auxilium Pharmaceuticals, Inc., a specialty pharmaceutical company in the fields of urology and men’s health, and Eurand N.V., a specialty pharmaceutical company. He also was a director of PharmaNet Development Group, Inc., an international drug development services company, until its acquisition by another company in March 2009.

Peter H. Soderberg was elected as President and Chief Executive Officer of Hill-Rom effective March 20, 2006. Mr. Soderberg, a Company board member since 2002, was most recently President and Chief Executive Officer of Welch Allyn, Inc., Skaneateles Falls, N.Y. He held that position since January, 2000. Mr. Soderberg was previously Group Vice President and Chief Operating Officer of Welch Allyn, Inc. His prior experience includes 23 years at Johnson & Johnson where he served in a variety of operations, marketing and management positions in four of its over-the-counter and professional product companies. Most recently, he was President of Johnson & Johnson Health Management, a Johnson & Johnson portfolio company. His career also includes roles as President and Chief Executive Officer of an industrial technology company and the founder and President of a venture capital business. He is on the Boards of Directors of Greatbatch, Inc. (NYSE:GB), Constellation Brands, Inc. (NYSE:STZ), the Advanced Medical Technology Association (AdvaMed), and, before his move to Indiana, was on the boards of the Syracuse Symphony Orchestra (as its Vice Chairman), the Metropolitan Development Authority of Central New York (as its Vice Chairman) and CNYMedtech (as its Chairman).
James R. Giertz has served as a director of Hill-Rom since December 2009. He has been Senior Vice President and Chief Financial Officer of H.B. Fuller Company, St. Paul, Minnesota, since March 2008. Formerly, he was the Senior Managing Director and Chief Financial Officer of GMAC ResCap from September, 2006 to April, 2007, Senior Vice President, Commercial and Industrial Products of Donaldson Company, Inc. from 2000 to September, 2006 and the Senior Vice President and Chief Financial Officer thereof from 1994 to 2000. Prior thereto Mr. Giertz held various executive positions with General Motors Corporation. Mr. Giertz serves on the Board of Directors of Normandale Community College Foundation and Junior Achievement of the Upper Midwest.
Charles E. Golden has served as director of Hill-Rom since 2002. He retired as Executive Vice President and Chief Financial Officer for, and as a member of the Board of Directors of, Eli Lilly and Company, Indianapolis, Indiana, a global provider of pharmaceutical products and health care information, in April 2006. He joined Eli Lilly in those capacities in 1996. Prior to joining Eli Lilly, Mr. Golden served as a corporate Vice President of General Motors and Chairman of General Motors’ vehicle operations in the United Kingdom from 1993 to 1996. He joined General Motors as part of its treasurer’s office in 1970 and subsequently held positions in domestic and international operations, ultimately becoming Treasurer of GM. He serves on the Boards of Directors of Unilever N.V., Unilever PLC, Eaton Corporation, Clarian Health Partners, Lilly Endowment and Crossroads of America Council (Boy Scouts of America) (as past President), and on the Finance Committee of the Indianapolis Museum of Art, and as a Board member and Secretary/Treasurer of the Indiana Stadium and Convention Building Authority.
W August Hillenbrand has served as a director of Hill-Rom since 1972 and served as Chief Executive Officer of Hill-Rom from 1989 until 2000. Mr. Hillenbrand also served as President of Hill-Rom from 1981 until 1999. Prior to his retirement in December 2000, Hill-Rom had employed Mr. Hillenbrand throughout his business career. Mr. Hillenbrand is the Chief Executive Officer of Hillenbrand Capital Partners, an unaffiliated family investment partnership. He is on the Board of Directors of Hillenbrand, Inc., which Hill-Rom spun-off during 2008. Mr. Hillenbrand retired from the Boards of Directors of DPL Inc. of Dayton, Ohio and Pella Corporation of Pella, Iowa during 2008.
Ronald A. Malone has served as a director of Hill-Rom since July 2007. He has been Executive Chairman of the Board of Directors of Gentiva Health Services, Inc. since January 2009, having served as Chairman and Chief Executive Officer of Gentiva from June 2002 to December 2008. He served as Executive Vice President of Gentiva from March 2000 to June 2002 and as President of Gentiva’s home health services division from January 2001 to June 2002. Prior to joining Gentiva, he served in various positions with Olsten Corporation including Executive Vice President of Olsten Corporation and President, Olsten Staffing Services, United States and Canada, from January 1999 to March 2000. From 1994 to December 1998, he served successively as Olsten’s Senior Vice President, Southeast Division; Senior Vice President, Operations; and Executive Vice President, Operations.

Eduardo R. Menascé has served as a director of Hill-Rom since 2004. He is the retired President of the Enterprise Solutions Group for Verizon Communications, Inc., New York City, New York. Prior to the merger of Bell Atlantic and GTE Corporation, which created Verizon Communications, he was the President and Chief Executive Officer of CTI MOVIL S.A. (Argentina), a business unit of GTE Corporation, from 1996 to 2000. Mr. Menascé has also held senior positions at CANTV in Venezuela and Wagner Lockheed and Alcatel in Brazil and from 1981 to 1992 served as Chairman of the Board and Chief Executive Officer of GTE Lighting in France. He earned a Bachelor’s degree in Industrial Engineering from Universidad Pontificia Catolica de Rio de Janeiro and a Master’s degree in Business Administration from Columbia University. Mr. Menascé currently serves on the Boards of Directors of Pitney Bowes Inc., a global provider of integrated mail and document management solutions, John Wiley & Sons, Inc., a developer, publisher and seller of products in print and electronic media for educational, professional, scientific, technical, medical, and consumer markets, KeyCorp, one of the nation’s leading bank-based financial service companies, and Hillenbrand, Inc.
Katherine S. Napier has served as a director of Hill-Rom since July 2009. She has been Chief Executive Officer of Arbonne International, LLC since August 2009. From March 2006 to becoming Arbonne’s CEO, Ms. Napier served on various public company and non profit Boards of directors, including Alberto Culver Company, Exact Sciences Corporation, Mentor Corporation, Third Wave Technologies, and Catholic Health Care Partners. Formerly, she was the Senior Vice President of Marketing at McDonald’s Corporation from July 2005 to March 2006, prior to which she held various executive level marketing roles at McDonalds since 2002. Ms. Napier also held various senior executive roles at The Procter & Gamble Company from 1979 to 2002, including her most recent role as Vice President, North American Pharmaceuticals & Corporate Women’s Health & Vitality. Ms. Napier now serves on the Board of Directors of EXACT Sciences Corporation and Xavier University. She also served on the Board of Alberto Culver Company until August 2009.
Joanne C. Smith, M.D. has served as a director of Hill-Rom since 2003 and as Vice Chairperson of the Board of Directors of Hill-Rom since 2005. She was elected as President and Chief Executive Officer of the Rehabilitation Institute of Chicago in October 2006. She had been the President of the National Division of the Rehabilitation Institute of Chicago since November 2005. Prior to that, Dr. Smith had been the Senior Vice President, Corporate Strategy and Business Development for the Rehabilitation Institute of Chicago since April 2002. Since 1992 she has been an attending physician at the same institution. From 1997 through April 2002, Dr. Smith was the Senior Vice President and Chief Operating Officer of the Corporate Partnership Division of the Rehabilitation Institute of Chicago and from 1992 to 1997 she held various management positions there. She also serves on the Boards of Directors of AptarGroup, Inc., a leading supplier of personal care, cosmetics, pharmaceutical, food and beverage dispensing systems, and the AON Memorial Education Fund, a fund dedicated to supporting the educational needs of the children who suffered the loss of a parent in the World Trade Center attack.

Proposal No. 2 — Amendment of Articles of Incorporation to Provide for Annual Election of Directors
Hill-Rom’s Amended Articles of Incorporation currently provide that the Board of Directors is divided into three classes, with each class elected every three years. On the recommendation of the Nominating/Corporate Governance Committee, the Board has approved, and recommends to the shareholders for approval, amendments to the Amended Articles of Incorporation providing for the annual election of the entire Board of Directors commencing in 2013.
If the amendments are approved by the shareholders, beginning at the 2011 annual meeting of shareholders, classes of directors whose terms expire at the annual meeting will be elected for one-year terms. This will result in the entire Board being elected annually for one-year terms beginning at the 2013 annual meeting of shareholders. If the amendments are approved by shareholders, conforming changes will be made to Hill-Rom’s Amended and Restated Code of By-Laws.
Section 7.1 of Hill-Rom’s Amended Articles of Incorporation contains the provisions that will be affected if this proposal is adopted. Appendix A to this proxy statement shows the proposed changes to Section 7.1, with deletions indicated by strike-outs and additions indicated by double underlining.
This proposal is a result of ongoing review of corporate governance matters by the Board. The Board, assisted by the Nominating/Corporate Governance Committee, considered the advantages and disadvantages of maintaining the classified board structure. The Board considered the view of some shareholders who believe that classified boards have the effect of reducing the accountability of directors to shareholders because classified boards limit the ability of shareholders to evaluate and elect all directors on an annual basis. The election of directors is the primary means for shareholders to influence corporate governance policies. The Board also considered benefits of retaining the classified board structure, which has a long history in corporate law. Proponents of a classified structure believe it provides continuity and stability in the management of the business and affairs of a company because a majority of directors always have prior experience as directors of the company. Proponents also assert that classified boards may enhance shareholder value by forcing an entity seeking control of a target company to initiate arms-length discussions with the board of that company, because the entity cannot replace the entire board in a single election. While the Board recognizes those potential benefits, it also notes that even without a classified board, Hill-Rom has other means to compel a takeover bidder to negotiate with the Board, including certain provisions of Indiana law.
On the recommendation of the Nominating/Corporate Governance Committee, the Board approved the amendments, and now recommends that the shareholders approve them. The Board supports this change and believes that by taking this action, it can provide shareholders further assurance that the directors are accountable to shareholders while maintaining appropriate defenses to respond to inadequate takeover bids.
The affirmative vote of at least two-thirds of the outstanding shares of common stock is required to approve this proposal.
The Board of Directors recommends that you vote FOR the proposal to amend Hill-Rom’s Amended Articles of Incorporation to provide for the annual election of the entire Board of Directors.

Proposal No. 3 — Amendment of Articles of Incorporation to Eliminate Supermajority Voting Provisions
Hill-Rom’s Amended Articles of Incorporation currently provide that directors can be removed only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the shares of Hill-Rom entitled to vote generally in the election of directors, voting together as a single class. Additionally, the Amended Articles of Incorporation currently provide that Article 7 of the Amended Articles of Incorporation, which addresses various matters related to the Board of Directors, including number, term of office, vacancies, removal and quorum, may be altered, amended or repealed only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the shares of Hill-Rom entitled to vote generally in the election of directors, voting together as a single class. On the recommendation of the Nominating/Corporate Governance Committee, the Board has approved, and recommends to the shareholders for approval, amendments to the Amended Articles of Incorporation to eliminate these supermajority voting provisions.
If the amendments are approved by the shareholders, directors may be removed for cause with the affirmative vote of a majority of the voting power of all of the shares of Hill-Rom entitled to vote generally in the election of directors, voting together as a single class. Additionally, the provision dealing with the alteration, amendment or repeal of Article 7 would be deleted in its entirety, with the result that such Article may be altered, amended or repealed in the same manner as any other provision of the Amended Articles of Incorporation in accordance with the Indiana Business Corporation Act, which generally would require approval of a majority of the shares entitled to vote, subject to any special voting rights of any class or series of stock. If the amendments are approved by shareholders, conforming changes will be made to Hill-Rom’s Amended and Restated Code of By-Laws.
Sections 7.3 and 7.5 of Hill-Rom’s Amended Articles of Incorporation contain the provisions that will be affected if this proposal is adopted. Appendix B to this proxy statement shows the proposed changes to Sections 7.3 and 7.5, with deletions indicated by strike-outs and additions indicated by double underlining.
This proposal is a result of ongoing review of corporate governance matters by the Board. The Board, assisted by the Nominating/Corporate Governance Committee, considered the advantages and disadvantages of maintaining these supermajority voting provisions. The Board considered the view of some shareholders that the supermajority voting provisions may make it more difficult for one or a few large shareholders to replace important corporate governance rules of the company to further a special interest, or to take control of the company, and help ensure that important corporate governance rules are not changed without the clear consensus of a substantial majority of stockholders that such change is prudent and in the best interests of the company. While the Board recognizes those potential benefits, the Board also recognizes that supermajority voting provisions are disfavored by many shareholders and shareholder groups for the same reasons — that is, that they make it more difficult for shareholders to change important rules relating to the election of directors or other governance matters. In view of the Boards proposal to be presented at the annual meeting to declassify the Board and provide for the annual election of the entire Board, the Board believes that maintaining the supermajority provisions could provide only marginal benefit, if any. Accordingly, on the recommendation of the Nominating/Corporate Governance Committee, the Board approved the amendments, and now recommends that the shareholders approve them.
The affirmative vote of at least two-thirds of the outstanding shares of common stock is required to approve this proposal.
The Board of Directors recommends that you vote FOR the proposal to amend Hill-Rom’s Amended Articles of Incorporation to eliminate the supermajority voting provisions.

Proposal No. 4 — Annual Non-Binding Vote on Executive Compensation
As described below under “Executive Compensation—Compensation Discussion and Analysis,” Hill-Rom is committed to maintaining an executive compensation program that fosters performance and the creation of long-term shareholder value. Our Compensation and Management Development Committee has designed our executive compensation program based on principles and objectives that reflect that commitment. We also value the input of our shareholders regarding our compensation philosophy, policies, procedures and decisions, and our Board of Directors therefore has approved the submission to our shareholders of a policy that, if approved by shareholders, would give our shareholders an annual non-binding advisory vote on certain aspects of our executive compensation.
Specifically, if this proposal is approved by shareholders, then commencing with our 2011 annual meeting of shareholders, we will provide shareholders an annual non-binding advisory vote as to (1) our overall executive compensation philosophy, policies and procedures, as described in the Compensation Discussion and Analysis (CD&A) included in our proxy statement and (2) the compensation decisions made by the Compensation and Management Development Committee with regard to Named Executive Officer performance, as described in the CD&A. The vote will be non-binding and will not affect any compensation paid or awarded to our executive officers, including the Named Executive Officers, nor will it obligate our Board or Compensation and Management Development Committee to make any changes to our executive compensation program.
We recognize that recent legislative and regulatory proposals have proposed mandating a “say on pay” shareholder vote similar to the one we are proposing. If a similar shareholder vote is required by law or regulation, we will comply with that law or regulation instead of the policy we are asking you to vote on at the upcoming annual meeting.
This proposal will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal.
The Board of Directors recommends that you vote FOR the policy providing for an annual non-binding advisory shareholder vote on executive compensation.

Proposal No. 5 — Ratification of the Appointment of the Independent Registered Public Accounting Firm
Subject to shareholder ratification, the Audit Committee of our Board of Directors has appointed the firm of PricewaterhouseCoopers LLP (“PwC”), certified public accountants, as the independent registered public accounting firm to make an examination of the consolidated financial statements of Hill-Rom for its fiscal year ending September 30, 2010. PwC served as Hill-Rom’s independent registered public accounting firm for the year ended September 30, 2009. A representative from PwC will be present at the annual meeting with an opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.
The Audit Committee has adopted a policy requiring that all services from the outside independent registered public accounting firm must be pre-approved by the Audit Committee or its delegate (Chairperson) and has adopted guidelines that non-audit related services, including tax consulting, tax compliance and tax preparation fees, should not exceed the total of audit and audit related fees. During fiscal 2009, PwC’s fees for non-audit related services fell within these guidelines.
The following table presents fees for professional services rendered by PwC for the audit of our annual consolidated financial statements for the years ended September 30, 2009 and 2008, and fees billed for other services rendered by PwC during those periods.

	2009	2008
Audit Fees (1)	$1,223,000	$2,205,985
Audit-Related Fees (2)	925,000	1,277,450
Tax Fees (3)	40,728	25,000
All Other Fees (4)	1,500	1,500

Total	$2,190,228	$3,509,935

(1)
Audit Fees were billed by PwC for professional services rendered for the integrated audit of our consolidated financial statements and our internal control over financial reporting, along with the review and audit of the application of new accounting pronouncements, SEC releases and accounting for unusual transactions. The fiscal 2008 amount includes billings for services rendered in connection with our adoption of accounting guidance related to uncertain income tax positions and incremental services in connection with the spin-off of our former funeral services business.

(2)
Audit-Related Fees were billed by PwC for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and that are not disclosed under “Audit Fees” above. These audit-related services in fiscal 2009 included fees related to acquisition accounting, review of our intangible asset impairment and other transaction related fees. The fiscal 2008 amount included additional audit fees incurred as a result of the spin-off of our former funeral services business. Both years included the statutory audits of European and other foreign entities.

(3)	Tax Fees were billed by PwC for professional services rendered for tax compliance, tax advice and tax planning.

(4)	All Other Fees were billed by PwC for all other products and services provided to us. These fees were for software and a subscription to PwC’s online accounting research tool.
The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Hill-Rom’s independent registered public accounting firm.

CORPORATE GOVERNANCE
Both the Board of Directors and management of Hill-Rom firmly embrace good and accountable corporate governance and believe that an attentive, performing Board is a tangible competitive advantage. Director compensation has always been comprised of cash and stock based compensation. A non-Chief Executive Officer director has held the position of Chairman of the Board since April 1989. In early 2001, efforts to modify the composition of the Board began, with an emphasis on independence and the mix of characteristics, experiences and diverse perspectives and skills most appropriate for Hill-Rom. Since May 2002, Hill-Rom has welcomed to the Board seven of Hill-Rom’s current directors, all of whom are proven leaders, six of whom are independent and seven of whom have significant experience in the health care or related industries. The Board has had a majority of independent directors since December 4, 2003. The Board has established position specifications, including performance criteria, for itself, the Chairman of the Board, the Vice Chairperson of the Board and the Chief Executive Officer.
The Board of Directors, which is elected by the shareholders, is the ultimate decision-making body of Hill-Rom except with respect to those matters reserved to the shareholders. It selects the senior management team, which is charged with the conduct of Hill-Rom’s business. Having selected the senior management team, the Board acts as an advisor and counselor to senior management and oversees and monitors its performance.
Board’s Role in Strategic Planning
The Board of Directors has the legal responsibility for overseeing the affairs of Hill-Rom and, thus, an obligation to be informed about Hill-Rom’s business and strategies. This involvement enables the Board to provide guidance to management in formulating and developing plans and to exercise independent decision-making authority on matters of importance to Hill-Rom. Acting as a full Board and through the Board’s three standing committees, the Board is actively involved in Hill-Rom’s strategic planning process.
Each year, typically in the spring, summer and fall, senior management sets aside specific periods to develop, discuss and refine Hill-Rom’s long-range operating plan and overall corporate strategy. Specific operating priorities are developed to effectuate Hill-Rom’s long-range plan. Some of the priorities are short-term in focus; others are based on longer-term planning horizons. Senior management reviews the insights and conclusions reached at its meetings with the Board over the course of several Board meetings and seeks approval of the overall corporate strategy and long-range operating plan at Board meetings that usually occur in the summer and fall, including a two to three day offsite retreat in July dedicated to strategic planning. These meetings are focused on corporate strategy and involve both management presentations and input from the Board regarding the assumptions, priorities and objectives that will form the basis for management’s strategies and operating plans. To the extent necessary to support strategy, the Board, with assistance from outside advisors, also from time to time evaluates other matters such as Hill-Rom’s corporate and capital structure.
At most Board meetings, the Board substantively reviews Hill-Rom’s progress against its strategic plans and exercises oversight and decision-making authority regarding strategic areas of importance and associated funding authorizations.
In addition, Board meetings held throughout the year target specific strategies and critical areas for extended, focused Board input and discussion.
The Board’s role is inextricably linked to the development and review of Hill-Rom’s strategic plan. Through these processes, the Board, consistent with good corporate governance, supports the long-term success of Hill-Rom by exercising sound and independent business judgment on the strategic issues that are important to Hill-Rom’s business.

Functioning of the Board
The Board and Board committees agenda setting process generally involves all directors. The Chairman of the Board, Chief Executive Officer and Secretary initially develop a proposed agenda for Board meetings with the understanding that certain items pertinent to the advisory and monitoring functions of the Board be brought to it periodically by the Chief Executive Officer for review and/or decision. For example, the Board reviews the annual corporate budget. Proposed agenda items that fall within the scope of responsibilities of a Board committee are initially developed by the chair of that committee with the Secretary. After initial agendas are developed, the Chairman of the Board, Chief Executive Officer and Secretary discuss coordination of the agendas and make further modifications, as appropriate. Board and committee agendas and materials related to agenda items are provided to Board members sufficiently, typically at least one week, in advance of regular meetings to allow the directors to review and provide feedback on the agendas and related materials and to prepare for discussion of the items at the meetings. More recently the Board has added an executive session at the beginning of each of its regular meetings to allow directors, after they have reviewed the materials provided to them in advance of the meeting, to provide additional guidance on the structure and areas of focus and emphasis of each meeting.
At the invitation of the Board and its committees, members of senior management attend Board and committee meetings or portions thereof for the purpose of participating in focused discussions. Generally, discussions of matters to be considered by the Board and its committees are facilitated by the manager responsible for that function or area of Hill-Rom’s operations. In addition, Board members have free access to all other members of management and employees of Hill-Rom and, as necessary and appropriate in their discretion, the Board and its committees may, and do, consult with independent legal, financial and accounting advisors to assist in their duties to Hill-Rom and its shareholders.
The chairs of the committees of the Board each preside over the portion of the Board meetings at which the principal items to be considered are within the scope of the authority of their respective committees. The chair of each committee determines the frequency, length and agenda of meetings of that committee. Sufficient time to consider the agenda items is provided. Materials related to agenda items are provided to the committee members sufficiently, typically at least one week, in advance of regular meetings to allow the members to prepare for discussion of the items at the meeting.
Executive sessions or meetings of outside directors without management present are held regularly at the beginning and end of Board meetings, and, depending on directors’ desire, from time to time during Board and committee meetings. The Chairman of the Board generally presides at executive sessions of non-management directors, except that the chairs of the committees of the Board preside at executive sessions of non-management directors held following meetings of their committees or at which the principal items to be considered are within the scope or authority of their committees.
Communications with Directors; Director Attendance at Annual Meeting
In order to provide Hill-Rom’s security holders and other interested parties with a direct and open line of communication to the Board of Directors, the Board of Directors has adopted and implemented the following procedures for communications to directors.
•
Security holders of Hill-Rom and other interested persons may communicate with the Chairman of the Board, the chairs of Hill-Rom’s Nominating/Corporate Governance Committee, Audit Committee or Compensation and Management Development Committee or the non-management directors of Hill-Rom as a group by sending an email to investors@hill-rom.com. The email should specify which of the foregoing is the intended recipient.

•
All communications received in accordance with these procedures will be reviewed initially by Hill-Rom’s Investor Relations Department and General Counsel. The Investor Relations Department will relay all such communications to the appropriate director or directors unless the Investor Relations Department and General Counsel determine that the communication:

•	does not relate to the business or affairs of Hill-Rom or the functioning or constitution of the Board of Directors or any of its committees;
•	relates to routine or insignificant matters that do not warrant the attention of the Board of Directors;
•	is an advertisement or other commercial solicitation or communication;
•	is frivolous or offensive; or
•	is otherwise not appropriate for delivery to directors.
•
The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through Hill-Rom’s Investor Relations Department and only in accordance with Hill-Rom’s policies and procedures and applicable law and regulations relating to the disclosure of information.

•	Hill-Rom’s Investor Relations Department will retain copies of all communications received pursuant to these procedures for a period of at least one year.
•	The Nominating/Corporate Governance Committee of the Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.
Hill-Rom has not established a formal policy regarding director attendance at its annual meetings of shareholders, but all of Hill-Rom’s directors generally do attend the annual meetings. The Chairman of the Board presides at the annual meeting of shareholders, and the Board of Directors holds one of its regular meetings in conjunction with the annual meeting of shareholders. Accordingly, unless one or more members of the Board are unable to attend, all members of the Board are present for the annual meeting. All members of the Board at the time of Hill-Rom’s 2009 annual meeting of shareholders attended that meeting.
Corporate Governance Standards
The Board has adopted Corporate Governance Standards for the Board of Directors that provide the framework for the effective functioning of the Board of Directors. Among other matters, these Standards:
•
confirm that the Board of Directors has established standing committees, each with a charter approved by the Board, to address certain key areas. These committees are the Audit Committee, Compensation and Management Development Committee and Nominating/Corporate Governance Committee;

•	provide that at least a majority of the directors of Hill-Rom shall be independent;
•	provide for an annual determination by the Board of Directors regarding the independence of each director;
•	provide that the Audit Committee, Nominating/Corporate Governance Committee and Compensation and Management Development Committee will consist entirely of independent directors;
•
provide for an annual assessment by the Nominating/Corporate Governance Committee of the Board’s effectiveness as a whole as well as the effectiveness of the individual directors and the Board’s various committees, including a review of the mix of skills, core competencies and qualifications of members of the Board;

•
provide that in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation, with the Board being required to accept the resignation unless the Board determines, in the exercise of its fiduciary duties, that accepting such resignation would not be in the best interests of the Hill-Rom and its shareholders;

•	provide that the non-management directors shall conduct executive sessions without participation by any employees of Hill-Rom at each regularly scheduled meeting of the Board;
•	limit the number of public company boards on which a director may sit to four without Board approval;
•
provide that no Board member may be nominated or re-nominated to serve on the Board if he/she has reached his/her 72nd birthday prior to the term for which he or she is being considered, with an opportunity for the Board (based on a recommendation of the Nominating/Corporate Governance Committee) to waive the age limit on a case-by-case basis;

•
provide that, because it is the desire of the Board to have its composition include a healthy slate of actively employed directors, the Board has an objective that it be composed of a minimum of 50% employed members;

•
provide that all proposed related party transactions between Hill-Rom or any of its subsidiaries and any director or executive officer of Hill-Rom must be reviewed and approved by the Nominating/Corporate Governance Committee in advance.

Stock Ownership Guidelines for Directors and Executive Officers
Hill-Rom’s Corporate Governance Standards include stock ownership guidelines for Hill-Rom’s directors and executive officers. In general, these standards require non-employee directors to hold deferred stock shares (otherwise known as restricted stock units) granted to them until six months after they cease to be directors and that executive officers of Hill-Rom must achieve and maintain a minimum level of stock ownership as discussed further under “Executive Compensation—Compensation Discussion and Analysis.”
Code of Ethical Business Conduct and Related Matters
The Board of Directors has adopted a Code of Ethical Business Conduct covering, among other matters, conflicts of interest, corporate opportunities, confidentiality, protection and proper use of Hill-Rom’s assets, fair dealing, compliance with laws, including insider trading laws, accuracy and reliability of Hill-Rom’s books and records and reporting of illegal or unethical behavior. This Code applies to all directors, officers and other employees of Hill-Rom, including Hill-Rom’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Board reviews, from time to time, and makes changes to the Code based on recommendations made by the Audit Committee of the Board. Hill-Rom’s Code of Ethical Business Conduct constitutes a “code of ethics” within the meaning of Item 406 of the SEC’s Regulation S-K.
All employees, including Hill-Rom’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, are required to participate in ethics training and abide by the Code of Ethical Business Conduct to ensure that Hill-Rom’s business is conducted in a consistently legal and ethical manner. All members of the Board of Directors and all officers of Hill-Rom and its subsidiaries are required annually to certify their compliance with the Code and disclose any exceptions to compliance.
Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethical Business Conduct. The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Hill-Rom currently has such procedures in place and has effectively and independently addressed concerns raised by employees and others.

Hill-Rom has adopted a stand alone Code of Conduct that is consistent with the Advanced Medical Technology Association’s (AdvaMed) Code of Ethics on Interactions with Health Care Professionals. AdvaMed is a medical technology association, representing members that produce nearly 90 percent of the health care technology purchased annually in the United States and more than 50 percent purchased annually around the world. The AdvaMed Code is a voluntary code of ethics to facilitate members’ ethical interactions with those individuals or entities that purchase, lease, recommend, use, arrange for the purchase or lease of, or prescribe members’ medical technology products in the United States. Hill-Rom is a member of AdvaMed. The AdvaMed Code can be accessed at www.advamed.org/MemberPortal/About/code/codeofethics.htm.
Directors may not be given personal loans or extensions of credit by Hill-Rom, and all directors are required to deal at arm’s length with Hill-Rom and its subsidiaries, and to disclose any circumstance that might be perceived as a conflict of interest.
Pursuant to the Foreign Corrupt Practices Act and the Sarbanes-Oxley Act of 2002, Hill-Rom monitors and enforces policies, and implements a system of internal controls, designed to detect and prevent money laundering, corruption and bribery. Supporting processes include ethics training and certification regarding, among other compliance matters, compliance with the Foreign Corrupt Practices Act, documentation, training and testing, new hire criminal background checks and internal audit procedures.
Director Education
Hill-Rom has an orientation and continuing education process for Board members that includes extensive materials, meetings with key management, visits to company facilities and Hill-Rom and industry events. Moreover, as part of directors’ education, which includes, among other things, regular dedicated sessions regarding Hill-Rom’s businesses and operations, Audit Committee sponsored financial literacy and legal and regulatory compliance training, and participation in Hill-Rom and industry trade events, the Board requires each director to attend an outside governance or director related seminar at least once every three years.
Determinations with Respect to Independence of Directors
As noted above, the Corporate Governance Standards adopted by the Board of Directors require the Board of Directors to make an annual determination regarding the independence of each of Hill-Rom’s directors and provide standards for making these determinations which are consistent with the listing standards of the New York Stock Exchange. The Board made these determinations for each member of the Board on December 3, 2009, based on an annual evaluation performed by and recommendations made by the Nominating/Corporate Governance Committee, consistent with past practices.
As set forth in Hill-Rom’s Corporate Governance Standards, a director will be independent only if the Board of Directors determines, based on a consideration of all relevant facts and circumstances, that the director has no material relationship with Hill-Rom or any of its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with Hill-Rom or any of its subsidiaries). In assessing the materiality of a director’s relationship with Hill-Rom and each director’s independence, the Board must consider the issue of materiality not only from the standpoint of the director but also from that of the persons or organizations with which the director has an affiliation. Material relationships can include, among others, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. In assessing a director’s independence, the Board must also consider the director’s ownership, or affiliation with the owner, of less than a controlling amount of voting securities of Hill-Rom. The Board cannot conclude that a director is independent in the following circumstances:
•
The director is, or has been within the last three years, an employee of Hill-Rom or any of its subsidiaries, or an immediate family member of the director is, or has been within the last three years, an executive officer of Hill-Rom (but employment as an interim executive officer will not disqualify a director from being considered independent following that employment).

•
The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 per year in direct compensation from Hill-Rom or its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•
(A) The director is a current partner or employee of a firm that is the internal or external auditor of Hill-Rom or any of its subsidiaries; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on Hill-Rom’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the audit of Hill-Rom or any of its subsidiaries within that time.

•
The director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of Hill-Rom’s present executives at the same time serves or served on that company’s compensation committee.

•
The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, Hill-Rom for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•	The director owns, or is affiliated with the owner of, a controlling amount of voting stock of Hill-Rom.
To assist in the Board’s determinations, each director completed materials designed to identify any relationships that could affect the director’s independence, and the General Counsel and Secretary of Hill-Rom conducted follow up interviews with certain directors. On the basis of these materials and the standards described above, the Board determined that each of Rolf A. Classon, Charles E. Golden, Ronald A. Malone, Eduardo R. Menascé, Katherine S. Napier and Joanne C. Smith is independent.
The Board considered that Charles E. Golden is a member of the Board of Directors of Clarian Health Partners, which purchased approximately $3.5 million, $3.2 million and $4.9 million of products and services from Hill-Rom in the fiscal years 2007, 2008 and 2009, respectively. In determining that this relationship was not material, the Board considered that Mr. Golden is not an executive officer of Clarian Health Partners and that the amount of products and services purchased from Hill-Rom by Clarian Heath Partners in the last three years has been substantially below 2% of the consolidated gross revenues of Clarian Health Partners in those years.
With respect to Eduardo R. Menascé, the Board considered Hill-Rom’s payment to or receipt from entities of which Mr. Menascé serves as a director of de minimis amounts for goods and services in the ordinary course of business. In addition, the Board considered that Hill-Rom has had ordinary course of business banking and financial services relationships that do no constitute advisory services with Key Corp., for which Mr. Menascé serves as a director. In determining that these relationships were not material, the Board considered that Mr. Menascé was not an executive officer of any of the entities to or from which Hill-Rom made or received payments and that the payments have not exceeded $1,000,000 in any of the last three years.
With respect to Joanne C. Smith, the Board considered the fact that the Rehabilitation Institute of Chicago, of which Dr. Smith has served as President and Chief Executive Officer since October 2006, has purchased approximately $57,000, $419,000 and $290,000 of products and services from Hill-Rom in fiscal years 2007, 2008 and 2009, respectively. In evaluating this relationship, the Board considered that the amount of purchases by the Rehabilitation Institute of Chicago in the last three years constituted significantly less than 2% of the gross revenues of the Rehabilitation Institute of Chicago in those years and that Dr. Smith had no direct authority for purchasing decisions. On the basis of these factors, the Board determined that this relationship was not material.

The Board concluded that, based on all of the relevant facts and circumstances, none of these relationships constituted a material relationship with Hill-Rom that represents a potential conflict of interest or otherwise interferes with the exercise by any of these directors of his or her independent judgment from management and Hill-Rom.
Also on the basis of the standards described above and the materials submitted by the directors, the Board determined that W August Hillenbrand does not meet the standards for independence. Peter H. Soderberg also does not meet the independence standards because of his current service as President and Chief Executive Officer of Hill-Rom. Accordingly, neither of these non-independent directors serves on the Audit, Compensation and Management Development or Nominating/Corporate Governance Committees of the Board of Directors.
Transactions with Related Persons
The Corporate Governance Standards for the Board require that all new proposed related party transactions involving executive officers or directors must be reviewed and approved by the Nominating/Corporate Governance Committee in advance. The Corporate Governance Standards do not specify the standards to be applied by the Nominating/Corporate Governance Committee in reviewing transactions with related persons. However, we expect that in general the Nominating/Corporate Governance Committee will consider all of the relevant facts and circumstances, including, if applicable, but not limited to: the benefits to us; the impact on a director’s independence in the event the related person is a director, an immediately family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available for similar transactions with unrelated third parties.
During fiscal 2009, there were no related person transactions that are required to be disclosed in this proxy statement.
Board of Directors Role in Chief Executive Officer (“CEO”) and Executive Succession Planning
Our Board of Directors is accountable for the development, implementation and continual review of a CEO succession plan for the CEO and other executive officers. Board members are expected to have a thorough understanding of the characteristics necessary for a CEO to execute on a long-term strategy that optimizes operating performance, profitability and shareowner value creation. As part of its responsibilities under its Charter, the Compensation and Management Development Committee of the Board oversees the succession planning process for the CEO, each of his direct reports and each of their direct reports and other key employees. The Compensation and Management Development Committee’s succession management process focuses on the top eighty executives. The process ensures that critical business capabilities are safeguarded, executive development is accelerated, and strategic talent is leveraged to focus on current and new business imperatives. The ongoing succession process is designed to reduce vacancy, readiness and transition risks and develop strong leadership quality and executive bench strength. The succession and development plans for each of the CEO’s direct reports, including internal CEO succession candidates, all of whom with which the Board has ongoing exposure, is reviewed annually with the Board by the CEO and the Senior Vice President of Human Resources. The Board also reviews the foregoing in executive session.
In September 2009, the Board announced plans to facilitate the orderly succession and retirement of Peter H. Soderberg, President and CEO. Consistent with his wishes conveyed at the time of his arrival in 2006 and endorsed by the Board at that time, Mr. Soderberg will formally retire as an employee of the company at the end of April 2011 (at age 65). The Board has formed a search committee to identify a new CEO and retained Spencer Stuart, a leading executive recruiting firm, to advise the Board. The search process, which is underway, includes a review of both internal and external candidates. Mr. Soderberg will remain as President and CEO until a successor is named, which is anticipated to occur in 2010. After the new CEO assumes responsibility, Mr. Soderberg will become Chief Innovation Officer reporting to the new President and CEO. In that role, it is anticipated that Mr. Soderberg will continue to advise and help shape the company’s business and product innovation initiatives on a part-time basis. Mr. Soderberg will remain on the Board until his successor has taken office.

To make sure that Mr. Soderberg’s talents are available and maximized for Hill-Rom’s and the new CEO’s benefit during the succession process and subsequent transitional period, and ensure Mr. Soderberg remains flexible as to his retirement date so as to ensure a suitable successor can be found without undue time pressure on the Board and without penalizing Mr. Soderberg in the event the successor is found prior to Mr. Soderberg’s retirement at age 65, the Compensation and Management Development Committee, after consultation with its independent consultant and the Board, modified Mr. Soderberg’s compensation and benefits. The arrangement provides the flexibility to ensure an orderly and planned transition—no matter when the successor is named. Mr. Soderberg’s revised compensation and benefits arrangements are described below under “Executive Compensation—Compensation Discussion and Analysis—Employment Agreements.”
In connection with Hill-Rom’s CEO succession process, the Compensation and Management Development Committee has expressed its intention that any Change in Control Agreement entered into with the new CEO and any other future Change in Control Agreements with any executives will not be “single trigger” agreements (i.e., benefits will be provided only upon the occurrence of both a change in control and a termination of the executive’s employment without cause or by the executive for good reason) and will not include excise tax gross-up provisions and that Mr. Soderberg’s successor will not have access to Hill-Rom’s aircraft for personal travel.
Meetings and Committees of the Board of Directors
It is the general policy of Hill-Rom that all significant decisions be considered by the Board as a whole. As a consequence, the committee structure of the Board is limited to those committees considered to be basic to, or required for, the operation of a publicly owned company. Currently these committees are the Audit Committee, Compensation and Management Development Committee and Nominating/Corporate Governance Committee, each of which has a written charter adopted by the Board of Directors. The Nominating/Corporate Governance Committee recommends the members and chairs of these committees to the Board. The Audit Committee, Compensation and Management Development Committee and Nominating/Corporate Governance Committee are made up of only independent directors.
During the fiscal year ended September 30, 2009, the Board of Directors of Hill-Rom held seven meetings. During this period, no member of the Board of Directors attended fewer than 75% of the aggregate of the number of meetings of the full Board of Directors and the number of meetings of the committees on which he or she served.
The following table shows the composition of the committees of the Board of Directors.

		Nominating/	Compensation and
		Corporate	Management
		Governance	Development
Director	Audit Committee	Committee	Committee
Rolf A. Classon (Board Chairman) (I)		VC	✓
James R. Giertz (I)	✓
Charles E. Golden (I)	C	✓
W August Hillenbrand
Ronald A. Malone (I)			C
Eduardo R. Menascé (I)	VC	✓
Katherine S. Napier (I)	✓
Joanne C. Smith, M.D. (Board Vice Chairperson) (I)		C	VC
Peter H. Soderberg

I = Independent Director

C = Committee Chair

VC = Committee Vice Chair

The Audit Committee has general oversight responsibilities with respect to Hill-Rom’s financial reporting and financial controls. It regularly reviews Hill-Rom’s financial reporting process, its system of internal controls regarding accounting, legal and regulatory compliance and ethics that management or the Board has established and the internal and external audit processes of Hill-Rom. The Audit Committee consists of Charles E. Golden (Chairman), Eduardo R. Menascé (Vice Chairman), James R. Giertz and Katherine S. Napier. Rolf A. Classon also served on the Audit Committee until the election of Ms. Napier to the Board and the Audit Committee on July 16, 2009. During the fiscal year ended September 30, 2009, the Audit Committee held ten meetings. Each member of the Audit Committee is independent under Rule 10A-3 of the SEC and NYSE listing standards and meets the financial literacy guidelines established by the Board in the Audit Committee Charter. The Board interprets “financial literacy” to mean the ability to read and understand audited and unaudited consolidated financial statements (including the related notes) and monthly operating statements of the sort released or prepared by Hill-Rom, as the case may be, in the normal course of its business. The Board of Directors has determined that each of Messrs. Golden, Menascé and Giertz is an “audit committee financial expert” as that term is defined in Item 407(d) of Regulation S-K of the SEC.
The Compensation and Management Development Committee assists the Board in ensuring that the officers and key management of Hill-Rom are effectively compensated in terms of salaries, supplemental compensation and other benefits that are internally equitable and externally competitive. The Committee is also responsible for reviewing and assessing the talent development and succession management actions concerning the officers and key employees of Hill-Rom. The Compensation and Management Development Committee consists of Ronald A. Malone (Chairman), Joanne C. Smith (Vice Chair) and, since July 16, 2009, Rolf A Classon. Patrick T. Ryan also served as a member of the Committee until his resignation on July 16, 2009. During the fiscal year ended September 30, 2009, the Compensation and Management Development Committee held five meetings. Each member of the Compensation and Management Development Committee is independent as defined by the New York Stock Exchange listing standards.
The Nominating/Corporate Governance Committee consists of Joanne C. Smith (Chairperson), Rolf A. Classon (Vice Chairman), Charles E. Golden, and Eduardo R. Menascé. The Nominating/Corporate Governance Committee held six meetings during the fiscal year ended September 30, 2009. Each member of the Nominating/Corporate Governance Committee is independent as defined by the New York Stock Exchange listing standards.
The primary function of the Nominating/Corporate Governance Committee is to assist the Board of Directors in ensuring that Hill-Rom is operated in accordance with prudent and practical corporate governance standards, ensuring that the Board achieves its objective of having a majority of its members be independent in accordance with New York Stock Exchange and other regulations and identifying candidates for the Board of Directors.
The Board of Directors has adopted position specifications applicable to members of the Board of Directors, and nominees for the Board of Directors recommended by the Nominating/Corporate Governance Committee must meet the qualifications set forth in these position specifications. The specifications provide that a candidate for director should not ever (i) have been the subject of an SEC enforcement action in which he or she consented to the entry of injunctive relief, a cease and desist order, or a suspension or other limitation on the ability to serve as a corporate officer or supervisor, (ii) had any license suspended or revoked due to misconduct of any type or (iii) violated any fiduciary duty to Hill-Rom or its Code of Ethical Business Conduct, and should exhibit the following characteristics:
•	Have a reputation for industry, integrity, honesty, candor, fairness and discretion;
•	Be an acknowledged expert in his or her chosen field of endeavor, which area of expertise should have some relevance to Hill-Rom’s businesses or operations;
•	Be knowledgeable, or willing and able to become so quickly, in the critical aspects of Hill-Rom’s businesses and operations; and
•	Be experienced and skillful in serving as a competent overseer of, and trusted advisor to, senior management of a substantial publicly held corporation.

In addition, as specified in the charter for the Nominating/Corporate Governance Committee, nominees for the Board of Directors recommended by the Nominating/Corporate Governance Committee should contribute to the mix of skills, core competencies and qualifications of the Board through expertise in one or more of the following areas: accounting and finance, product and technology development, healthcare, manufacturing, services businesses, sales and market development, international operations, international governance, mergers and acquisitions related business development, strategic oversight, government relations, investor relations, executive leadership development, public company governance, and executive compensation design and processes.
The Nominating/Corporate Governance Committee reviews incumbent directors against the position specifications applicable to members of the Board of Directors and independence standards set forth in the New York Stock Exchange listing standards. Additionally, the Board as a whole, the Board committees and the individual incumbent directors who are being nominated for election at the next annual meeting of shareholders are formally evaluated annually by the Nominating/Corporate Governance Committee, whose findings are reviewed with the Board. The Nominating/Corporate Governance Committee retains a nationally recognized consulting firm to assist it with the evaluation process and retains a nationally recognized executive search firm to assist it with the identification and evaluation of new directors.
The Nominating/Corporate Governance Committee’s policy with respect to the consideration of director candidates recommended by shareholders is that it will consider such candidates. Any such recommendations should be communicated to the Chairman of the Nominating/Corporate Governance Committee in the manner described above in “—Communications with Directors” and should be accompanied by substantially the same types of information as are required under Hill-Rom’s Code of By-laws for shareholder nominees.
Hill-Rom’s Code of By-Laws provides that nominations of persons for election to the Board of Directors of Hill-Rom may be made at any meeting of shareholders by or at the direction of the Board of Directors or by any shareholder entitled to vote for the election of members of the Board of Directors at the meeting. For nominations to be made by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of Hill-Rom and any nominee must satisfy the qualifications established by the Board of Directors of Hill-Rom from time to time as contained in the proxy statement of Hill-Rom for the immediately preceding annual meeting or posted on the Website of Hill-Rom at www.hill-rom.com. To be timely, a shareholder’s nomination must be delivered to or mailed and received by the Secretary not later than (i) in the case of the annual meeting, 100 days prior to the anniversary of the date of the immediately preceding annual meeting which was specified in the initial formal notice of such meeting (but if the date of the forthcoming annual meeting is more than 30 days after such anniversary date, such written notice will also be timely if received by the Secretary by the later of 100 days prior to the forthcoming meeting date and the close of business 10 days following the date on which Hill-Rom first makes public disclosure of the meeting date) and (ii) in the case of a special meeting, the close of business on the tenth day following the date on which Hill-Rom first makes public disclosure of the meeting date. The notice given by a shareholder must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record, setting forth the shares so held, and intends to appear in person or by proxy as a holder of record at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between such shareholder and each nominee proposed by the shareholder and any other person or persons (identifying such person or persons) pursuant to which the nomination or nominations are to be made by the shareholders; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; (v) the consent in writing of each nominee to serve as a director of Hill-Rom if so elected, and (vi) a description of the qualifications of such nominee to serve as a director of Hill-Rom.
Compensation Committee Interlocks and Insider Participation
During the fiscal year ended September 30, 2009, the following directors served on the Compensation and Management Development Committee: Joanne C. Smith, Rolf A. Classon, Ronald A. Malone and Patrick T. Ryan. The Compensation and Management Development Committee had no interlocks or insider participation.

Availability of Governance Documents
Copies of Hill-Rom’s Corporate Governance Standards, Code of Ethical Business Conduct and Board committee charters are available on Hill-Rom’s website at www.hill-rom.com or in print to any shareholder who requests copies through Hill-Rom’s Investor Relations office. Also available on Hill-Rom’s website are position specifications adopted by the Board for the positions of Chief Executive Officer, Chairman of the Board of Directors, Vice Chairperson of the Board of Directors, Vice Chairperson of each of the committees of the Board of Directors and other members of the Board of Directors.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors (the “Committee”) is composed solely of directors, who are independent under SEC Rule 10A-3 and the NYSE’s listing standards. The Committee operates under a written charter adopted by the Board of Directors.
Management is responsible for Hill-Rom’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an integrated audit of Hill-Rom’s consolidated financial statements and its internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (“PCAOB”) and the issuance of a report thereon. The Committee’s responsibility is to monitor and oversee these processes.
In this regard, the Committee meets separately at most regular committee meetings with management, the Vice President of Internal Audit and Hill-Rom’s outside independent registered public accounting firm. The Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and the authority to retain such outside counsel, experts, and other advisors as it determines appropriate to assist it in the conduct of any such investigation. In addition, the Committee approves, subject to shareholder ratification, the appointment of Hill-Rom’s outside independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), and pre-approves all audit and non-audit services to be performed by the firm.
In this context, the Committee has reviewed and discussed the consolidated financial statements with management and PwC. Management represented to the Committee that Hill-Rom’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. PwC discussed with the Committee matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance). Management and the independent registered public accounting firm also made presentations to the committee throughout the year on specific topics of interest, including: (i) current developments and best practices for audit committees; (ii) updates on the substantive requirements of the Sarbanes-Oxley Act of 2002, including management’s responsibility for assessing the effectiveness of internal control over financial reporting; (iii) key elements of anti-fraud programs and controls; (iv) transparency of corporate financial reporting; (v) Hill-Rom’s critical accounting policies; (vi) the applicability of several new and proposed accounting releases; and (vii) numerous SEC accounting developments.
PwC also provided to the Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee regarding independence. PwC informed the Audit Committee that it was independent with respect to Hill-Rom within the meaning of the securities acts administered by the SEC and the requirements of the PCAOB, and PwC discussed with the Committee that firm’s independence with respect to Hill-Rom. In addition, the Committee considered whether non-audit consulting services provided by the auditors’ firm could impair the auditors’ independence and concluded that such services have not impaired the auditors’ independence.
Based upon the Committee’s discussions with management and PwC and the Committee’s review of the representations of management and the report of PwC to the Committee, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Hill-Rom’s Annual Report on Form 10-K for the year ended September 30, 2009.

In addition, the Committee has discussed with the Chief Executive Officer and the Chief Financial Officer of Hill-Rom the certifications required to be given by such officers in connection with Hill-Rom’s Annual Report on Form 10-K pursuant to the Sarbanes-Oxley Act of 2002 and SEC rules adopted there under, including the subject matter of such certifications and the procedures followed by such officers and other management in connection with the giving of such certifications.
Submitted by the Audit Committee*
Charles E. Golden (Chairman)
Eduardo R. Menascé (Vice Chairman)
Katherine S. Napier
(Each of whom the Board of Directors has determined is an independent director under applicable standards)

*	James R. Giertz was elected to the Audit Committee after the approval of the Audit Committee Report, and his name therefore does not appear under the Report.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our outstanding common stock as of December 28, 2009 by:
•	each of our directors and our Named Executive Officers;
•	all of our directors and executive officers as a group; and
•	each person or entity who is known by us to be the beneficial owner of more than five percent of our common stock.
Our common stock is our only class of equity securities outstanding. Except as otherwise noted in the footnotes below, the individual director or executive officer or their family members had sole voting and investment power with respect to such securities. None of the shares beneficially owned by our directors and executive officers are pledged as security. The number of shares beneficially owned includes, as applicable, directly and/or indirectly owned shares of common stock, common stock shares underlying stock options that are currently exercisable or will become exercisable within 60 days from December 28, 2009, and deferred stock share awards (otherwise known as restricted stock units or RSUs) that are vested or will vest within 60 days from December 28, 2009. Except as specified below, the business address of the persons listed is our headquarters, 1069 State Route 46 East, Batesville, Indiana 47006.

			Shares	Shares
			Underlying	Underlying
			Stock	RSUs That	Total
			Options	are Vested	Number of
	Shares	Shares	Exercisable	or Will	Shares
	Owned	Owned	within	Vest within	Beneficially		Percent of
Name of Beneficial Owner	Directly	Indirectly	60 Days	60 Days	Owned		Class
Directors and Executive Officers:
Rolf A. Classon	15,806	—	14,800	33,598	64,204		*
Peter H. Soderberg	63,150	25,125	392,001	6,620	486,896		*
James R. Giertz	—	—	—	833	833		*
Charles E. Golden	3,853	—	14,800	22,600	41,253		*
W August Hillenbrand	74,277	1,078,937	72,000	12,720	1,237,934		2.0%
Ronald A. Malone	—	—	—	7,749	7,749		*
Eduardo R. Menascé	—	—	—	11,138	11,138		*
Katherine S. Napier	—	—	—	836	836		*
Joanne C. Smith	2,000	—	—	20,641	22,641		*
Gregory N. Miller	24,622	—	129,321	—	153,943		*
Patrick D. de Maynadier	16,362	—	184,595	—	200,957		*
C. Jeffrey Kao	7,947	—	44,611	—	52,558		*
John H. Dickey	11,364	—	113,802	1,129	126,295		*
All directors and executive officers as a group (19 individuals)	260,075	1,104,504	1,400,724	117,864	2,883,167		4.5%

Other 5% Beneficial Owners:
HealthCor Management, L.P. 152 West 57th Street, 47th Floor New York, NY 10019					4,000,000	(1)	6.4%

Keeley Asset Management Corp. 401 South LaSalle Street Chicago, IL 60605					3,251,070	(2)	5.2%

*	Less than 1% of the total shares outstanding.

(1)
This information is based solely on Amendment No. 1 to Schedule 13G filed by HealthCor Management, L.P. with the SEC on February 17, 2009. The Schedule 13G also was filed with respect to all or a portion of such shares by HealthCor Associates, LLC, HealthCor Offshore, Ltd., HealthCor Offshore Master Fund, L.P., HealthCor Offshore GP, LLC, HealthCor Hybrid Offshore, Ltd., HealthCor Hybrid Offshore Master Fund, L.P., HealthCor Hybrid Offshore GP. LLC, HealthCor Group LLC, HealthCor Capital, L.P., HealthCor, L.P. and Joseph Healey, each with the same address as HealthCor Management, L.P., and by Arthur Cohen, 12 South Main Street, #203, Norwalk, CT 06854.

(2)	This information is based solely on Schedule 13G filed by Keeley Asset Management Corp. with the SEC on February 13, 2009.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Background
Our “Named Executive Officers” for fiscal year 2009 are Peter H. Soderberg, President and Chief Executive Officer; Gregory N. Miller, Senior Vice President, Chief Financial Officer and Treasurer; Patrick D. de Maynadier, Senior Vice President, General Counsel and Secretary; C. Jeffrey Kao, President, North America Acute Care; and John H. Dickey, Senior Vice President, Human Resources.
The elements and amounts of the compensation of the Named Executive Officers have been designed and determined by the Compensation and Management Development Committee of our Board of Directors (the “Compensation Committee”) in collaboration with management and approved by Hill-Rom’s Board of Directors.
Objectives and Principles of Hill-Rom’s Executive Compensation Program
The objectives of Hill-Rom’s executive compensation program are to ensure officers and key management personnel are effectively compensated in terms of base salary, variable compensation and other benefits that are internally equitable and externally competitive and advance the long term interests of Hill-Rom’s shareholders. Hill-Rom’s compensation program is designed to reward business performance at enterprise and business unit levels, shareholder value creation and individual performance relative to predefined duties and responsibilities.
Hill-Rom’s compensation program is based on the following guiding principles, which support Hill-Rom’s commitment to maintain a compensation program that fosters performance and the creation of long-term shareholder value:
•	Aligning management’s interests with those of shareholders;
•	Motivating and providing incentive for employees to achieve superior results;
•	Assuring clear accountabilities and providing rewards for producing results;
•	Ensuring competitive compensation in order to attract and retain superior talent; and
•	Ensuring simplicity and transparency in compensation structure.
Hill-Rom’s executives’ fixed compensation (which primarily includes base salaries, benefits and limited perquisites), as well as executives’ short-term and long-term performance based compensation at target levels of performance, have generally been designed to fall at approximately the 50th percentile of compensation paid by companies with which Hill-Rom competes for executive talent. Total compensation is paid above or below the 50th percentile of the applicable market when pre-established business and/or personal criteria targets are exceeded or are not achieved. Our executives’ short-term and long-term performance based compensation are each expressed as a percentage of their base salaries. Total direct compensation is targeted at the 50th percentile of the applicable market.
Process for Determining Compensation
The Compensation Committee is charged with ensuring that Hill-Rom’s compensation programs meet the objectives outlined above. In that role, the Compensation Committee makes all executive compensation decisions, administers Hill-Rom’s compensation plans and keeps the Board of Directors informed regarding executive compensation matters. The Compensation Committee, in consultation with Hill-Rom’s compensation consultant and the full Board, determines the compensation of the Chief Executive Officer. The Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of his direct reports, including Hill-Rom’s other Named Executive Officers. From time to time, Hill-Rom management also provides recommendations to the Compensation Committee regarding modifications to the elements and structure of Hill-Rom’s compensation program. The process and methodology for determining compensation for the Named Executive Officers is generally consistent for each Named Executive Officer, including the Chief Executive Officer, unless otherwise noted.

The Compensation Committee engages nationally recognized outside compensation and benefits consulting firms (1) to evaluate independently and objectively the effectiveness of and assist with implementation of Hill-Rom’s compensation and benefit programs and (2) to provide the Compensation Committee with additional expertise in the evaluation of Hill-Rom’s compensation practices and of the recommendations developed by management and firms engaged by Hill-Rom. The consultants also provide information and insights relative to current and emerging compensation and benefits practices. From fiscal year 2005 to fiscal year 2008 Ernst & Young served as the Compensation Committee’s compensation consultant, For fiscal year 2009, the Compensation Committee has retained Mercer (US) Inc. (“Mercer”) as its compensation and benefits consulting firm. The Compensation Committee periodically changes its consultant in order to obtain a fresh perspective on executive compensation and benefits. Mercer was selected after interviewing several nationally recognized firms. Criteria for selection included:
•	Technical expertise
•	Experience within the medical technology sector
•	Previous experience of Principal Consultant serving as consultant to a committee of the Board of Directors
•	Key project costs and annual fees
•	Availability and responsiveness
•	Objectivity
Mercer provides other consulting services to Hill-Rom, most of which are in the areas of Health & Welfare. The Compensation Committee regularly reviews and approves these services as part of the Committee’s ongoing vigilance as to Mercer’s objectivity.
Among the factors considered by the Compensation Committee in determining the elements and amounts of total compensation are peer group data, survey data, internal pay equity, external market conditions, individual factors, and aggregate compensation.

Peer Group and Survey Data. As one of several factors in considering approval of elements of Hill-Rom’s compensation programs, the Compensation Committee has compared Hill-Rom’s compensation programs and performance against an approved peer group of companies. The compensation peer group, which is periodically reviewed and updated by the Compensation Committee, consists of companies that are similar in size and in similar industries as Hill-Rom and with whom Hill-Rom may compete for executive talent. In May 2009, Mercer conducted a review of Hill-Rom’s peer group. After evaluating many potential peer companies against various criteria, including, among others, participation in similar market segments, revenue size, number of employees, total equity value, and comparable published operating and financial metrics, the Board of Directors of the company elected to add additional peer companies for purposes of evaluating the Company’s performance. A key objective in selecting peers was to align Hill-Rom’s planned fiscal year 2009 revenue with the median revenue of its peer companies. Hill-Rom focused on companies whose revenue’s were one-half to two times Hill-Rom’s planned revenue. The 2009 peer group median revenue was $1.8 billion and Hill-Rom’s planned revenue was $1.6 billion. Seven additional companies were added (as shown below). Hill-Rom’s 2008 fiscal year Peer Group and 2009 Peer Group are provided in the table below:

2008 Fiscal Year	2009 Fiscal Year
Apria Healthcare Group, Inc.	Removed From Peer Group[1]
C. R. Bard, Inc.	C. R. Bard, Inc
Beckman Coulter, Inc.	Beckman Coulter, Inc.
Becton Dickinson & Co.	Removed From Peer Group[2]
Conmed Corporation	Conmed Corporation
Dentsply International, Inc.	Dentsply International, Inc
Hospira, Inc.,	Hospira, Inc.,
Invacare Corporation	Invacare Corporation
Kinetic Concepts, Inc.	Kinetic Concepts, Inc.
Mettler-Toldeo International, Inc.	Mettler-Toldeo International, Inc
Steris Corporation	Steris Corporation

Additional Peers
Varian Medical Systems, Inc.
PerkinElmer, Inc.
Inverness Medical Innovations, Inc.
The Cooper Companies, Inc.
ResMed Inc.
Integra Lifesciences Holdings Corporation
Edwards Lifesciences Corporation

[1]	Apria Healthcare Group, Inc. was acquired by another company during 2008 and therefore has been removed from the peer group.

[2]	Becton Dickinson & Co. was removed from the peer group this year as its revenues were no longer comparable.
In addition to peer group data, the Compensation Committee considers survey data that include a broad sample of Fortune 1000 companies, focusing on data regarding companies with revenues within a range of one-half to two times Hill-Rom’s revenue or its business units, companies in the manufacturing industry and companies with a comparable number of full time equivalent employees. The Compensation Committee uses data compiled from various compensation surveys (i.e., consolidated data averaged from at least three surveys) from human resource benefit firms such as Watson & Wyatt, Mercer and others as appropriate. The purpose of the survey data is to provide an additional source of market data to validate the findings under the proxy analysis. In particular, the survey data provide additional data based on the specific job responsibilities of the Named Executive Officers compared to the appropriate market.
Internal Pay Equity. From time to time, the Compensation Committee has examined the relationship between the compensation paid to executives within each pay grade and within Hill-Rom as a whole to avoid any unjustified differences in compensation. In May 2009, the Compensation Committee compared the pay of Hill-Rom’s Chief Executive Officer to the next highest executive and to the average of its four other Named Executive Officers as part of its analysis and approval of the compensation program for fiscal year 2009. In light of this information (coupled with other information reviewed as described in more detail below), the Compensation Committee did not identify issues within this analysis that would warrant any changes in compensation strategy. The Compensation Committee intends to review internal pay equity again in the fall of 2010 as part of a total compensation review for Hill-Rom’s Named Executive Officers.

External Market Conditions and Individual Factors. The Compensation Committee is aware that it cannot establish total executive compensation levels solely on the basis of the median range of competitive benchmark survey data without additional analysis. Accordingly, the Compensation Committee also takes into account external market conditions and individual factors when establishing the total compensation of each executive. Some of these factors include the executive’s length of service, the level of experience and responsibility, complexity of position, individual performance, internal pay equity within Hill-Rom and the degree of replacement difficulty.
Aggregate Compensation. For Named Executive Officers of Hill-Rom, the Compensation Committee has considered the aggregate value of base salary, short-term incentive compensation at target level and the estimated value of long-term incentive compensation. The Compensation Committee has compared the aggregate amount of these elements of compensation for the Named Executive Officers to the aggregate amount of the same elements of named executive officer compensation at other companies using peer group and survey data and targeted aggregate compensation of Hill-Rom’s Named Executive Officers at median levels.
In addition, the Compensation Committee periodically reviews the total compensation of Hill-Rom’s Named Executive Officers in comparison to the total compensation of its peer group companies, in each case as reported under the SEC’s disclosure rules for executive compensation. The purpose of this high level review was to look at all elements of compensation that are not typically captured within a total direct compensation analysis covering base salary, annual incentive, and long term incentive compensation and, if there were significant differences, to understand what elements of compensation gave rise to the differences. Based on its total compensation review, the Compensation Committee found that in aggregate, Hill-Rom’s Named Executive Officers target total direct compensation opportunity levels for fiscal year 2009 were between median and 75th percentile levels due to the previous use of stock options that contained performance-based vesting criteria, which resulted in larger equity grants. As discussed below, the 2010 long-term incentive program has been redesigned to provide total compensation packages that are, in aggregate, generally in line with market median levels.
The Compensation Committee has scheduled an updated total compensation review for Hill-Rom’s Named Executive Officers for the fall of 2010.
As a supplemental analytical tool for the review of the total compensation of the Named Executive Officers, the Compensation Committee also reviewed tally sheets for the Named Executive Officers in December 2008 and 2009. The tally sheets provided information not only relative to the total compensation of the Named Executive Officers, but also provided information on how changing one element of pay could impact other elements. The Compensation Committee did not identify any issues that would warrant a change in the current compensation strategy for any of the Named Executive Officers.
Elements of Executive Compensation
The three major components of Hill-Rom’s executive officer compensation are: (1) base salary, (2) variable cash incentive awards and (3) long-term, equity-based incentive awards. Each component of the program was developed in a “building block” approach, with the objective of developing a compensation package based on each element being competitive, based on peer group proxy statement and survey data, while also being competitive as a whole.
Base Salary. Hill-Rom provides senior management with a fixed level of cash compensation in the form of base salary that is competitive and consistent with their skill level, experience, knowledge, length of service with Hill-Rom and the level of responsibility and complexity of their position. Base salary is intended to aid in the attraction and retention of talent in a competitive market. Base salary is generally targeted at the market median although actual salaries may be higher or lower as a result of various factors, including length of service, the level of experience and responsibility, complexity of their position, individual performance, internal pay equity within Hill-Rom and the degree of difficulty in replacing the individual. The base salaries of senior management are reviewed by the Compensation Committee on an annual basis, generally during the first quarter of the fiscal year, as well as at the time of promotion or significant changes in responsibility. Executives are typically eligible for merit based increases based on prior year performance. Individual performance is determined by use of a broad based internal performance management system, which differentiates individual achievement. Performance is ranked on a scale that ranges from “unacceptable” to “outstanding,” with a corresponding range of possible merit based increases in base salary. When adjusting base salaries, the Compensation Committee also considers the effects of the adjustment on other elements of compensation that may be tied to or related to base salary, including annual cash incentive awards, pension and retirement plan benefits and severance and change in control benefits.

The Named Executive Officers 2009 target merit increase was 3.0%, effective January 1, 2009. Beginning on this date, the base salaries paid to each of our Named Executive Officers was: Mr. Soderberg $840,000, Mr. Miller $400,000, Mr. de Maynadier $363,000, Mr. Dickey $268,000, and Mr. Kao $340,000.
The base salary paid to each of our Named Executive Officers during the fiscal year ended September 30, 2009 is set forth in the Summary Compensation Table under “—Compensation of Named Executive Officers” below. In recognition of the challenges in the global economy and its impact on our business, Management recommended and the Compensation Committee decided that the Named Executive Officers will not receive merit increases normally scheduled for January, 2010. With the exception of Mr. Kao, no changes were made to the base salaries of any of our Named Executive Officers for fiscal year 2010. Mr. Kao was awarded a market adjustment of $40,000 effective October 1, 2009.
Annual Cash Incentives
Overview. The payment of annual cash incentives is formula-based, with adjustments for achievement of individual performance goals, and is governed by Hill-Rom’s Short-Term Incentive Compensation Plan (“STIC Plan”). The objective of the STIC Plan is to provide a total level of cash compensation that is heavily weighted on the achievement of internal performance objectives, which takes into consideration the competitive market median of total cash compensation.
The STIC Plan is designed to motivate executives to perform and meet company and individual objectives, with significant compensation at risk. The program provides a mechanism to pay amounts above the market median of (50th percentile) total cash compensation when Hill-Rom experiences above average financial success, is designed to encourage high individual and group performance and is based on the philosophy that employees should share in the success of Hill-Rom if above average value is created for Hill-Rom shareholders. The potential to be paid significant awards plays an important role in the attraction and retention of executives.
Pool Funding Percentage. Under the terms of the STIC Plan, the Compensation Committee establishes a STIC Plan pool each year that will be funded based upon the achievement of pre-established performance objectives. The STIC Plan pool is funded at 100% of aggregate target opportunities when performance is at target levels and is funded at 150% for maximum performance. In the event that minimum financial performance objectives are not met, the pool is funded at 30% in order to provide the CEO a pool of dollars with which to award high performing associates or business units in his discretion. In fiscal year 2009, unlike in past years, no separate pools were established for any of Hill-Rom’s business units. In this uncertain economy management and the Compensation Committee believed it was important for all of our business unit leaders to focus on Hill-Rom as a whole.
The 2009 STIC Plan pool was funded by operating income and by revenues generated within Hill-Rom. For fiscal year 2009, the targets were:

	Target	Weight
Revenue	$1,558 million	25%
Operating Income	$138 million	75%
The objectives are set with the intention that the relative level of difficulty in achieving the targets is consistent from year to year. In fiscal year 2006, Hill-Rom’s consolidated performance achievement was slightly below target. In fiscal year 2007, achievement by Hill-Rom was above the minimum financial performance objectives but below target. In fiscal year 2008, achievement by Hill-Rom was slightly above target.

The Compensation Committee has the discretion to exclude from the calculation of applicable revenue and operating income targets for purposes of funding STIC Plan pools, nonrecurring special charges and amounts. A list of categories of adjustments which may be considered was initially reviewed and approved by the Compensation Committee in 2005 and generally includes items such as significant litigation and settlement costs; restructuring charges; changes in accounting policies; acquisition and divestiture impacts; and major unbudgeted material expenses incurred by or at the direction of the Board. The list is reviewed annually and in December 2009 the Compensation Committee clarified, consistent with past practices, that acquisition and divestiture impacts include incremental or foregone revenues and operating income from acquisitions or divestitures, respectively, to encourage management to take actions in the best interests of the Company.
At its December 3, 2009 meeting, the Compensation Committee reviewed the adjusted financial performance of Hill-Rom against the predetermined financial targets and determined that Hill-Rom failed to achieve its revenue target but exceed threshold performance for operating income. The resulting achievement for funding of the Hill-Rom pool for fiscal 2009, was 48.2% of target. The Compensation Committee had the discretion to exercise negative discretion and reduce the financial performance achievement but chose not to do so.
Individual STIC Percentage. For fiscal 2009, minimum, target and maximum opportunities for the Named Executive Officers as a percentage of fiscal year 2009 wages were as follows:

	Minimum	Target	Maximum
Mr. Soderberg	0%	100%	200%
Mr. Miller	0%	50%	100%
Mr. de Maynadier	0%	50%	100%
Mr. Dickey	0%	50%	100%
Mr. Kao	0%	50%	100%
The STIC Plan provides for individual short term incentive compensation payouts ranging up to a maximum of two times the executive’s short term incentive compensation target opportunity set forth above depending upon achievement of applicable Pool Funding and personal performance objectives (measured by a personal performance multiplier from 0% to 150%) determined, in the case of the President and Chief Executive Officer of Hill-Rom by the Compensation Committee, and, in the case of other Named Executive Officers and other employees, by the President and Chief Executive Officer of Hill-Rom and approved by the Compensation Committee. Individual performance is measured using the same performance factors used for determining merit based increases in base salary. Those personal performance factors are based on achievement of personal performance goals established for each individual, including each of the Named Executive Officers, at the beginning of each fiscal year. Those goals are both qualitative and quantitative in nature and, therefore, the evaluation of performance against those objectives by the Compensation Committee is, in part, subjective. Additionally, the Compensation Committee evaluates individual performance against objectives that arise during the course of the applicable fiscal year that were not considered when individual goals were determined at the beginning of the year.
For 2009, the individual performance objectives established at the beginning of the year for our Named Executive Officers included the following:
•
Peter H. Soderberg: Deliver financial results at or above expectations; improve product and service development execution; oversee Liko integration and realization of promised value; review and fix or dispose of portfolio assets that are dilutive to our financial performance and/or strategic directions; advance Hill-Rom’s compliance culture; develop the shareholder base by continuing to provide clear and credible messages and transparent communications; continue to develop the top two management layers of the organization to assure we have a high performing team, strong teamwork, and demonstrated depth.

•
Gregory N. Miller: execute on fiscal year 2009 business plan and deliver “on-flight path” 2010 budget; progress development of continuous improvement and individual development initiatives; achieve operational excellence objectives; provide financial leadership for business development and M&A activities; and institutionalize strategic enterprise risk management processes.

•
Patrick D. de Maynadier: enable achievement of fiscal year 2009 operating income plan and adherence to the flight path for the fiscal year 2010 forecast; provide value added support for business development and related alliance and acquisition and divestiture activities; lead execution of compliance infrastructure improvements, tighten processes with respect to risk identification, aggressively and cost effectively manage litigation/claims management; continue to support the Board of Directors in its evaluation of and modifications to key governance practices; develop a comprehensive and differentiated corporate social responsibility program.

•
C. Jeffrey Kao: deliver on fiscal year 2009 business plan objectives and deliver an “on-flight path” 2010 plan; create innovative business processes and ideas in uncertain economic times; enhance North America Acute Care teamwork; and stabilize market share.

•
John H. Dickey: align the human resources function with our fiscal year 2009 strategic plans and budget; align the human resources team to support strategic focus on people, processes and culture; achieve successful execution of operating expense reductions, assist with the integration of the Liko acquisition; enhance the management and leadership talent within the organization; create and sustain an ownership culture within the organization; and assist the Board of Directors and the Compensation Committee in carrying out their duties through providing human resources expertise.

After considering personal performance against the goals described above and other objectives that arose during the course of the year, and Company and business unit financial performance, the Compensation Committee awarded short-term incentive compensation to our Named Executive Officers for fiscal 2009 as set forth in the Summary Compensation Table under “—Compensation of Named Executive Officers” below.
The following table provides information for the calculation of annual cash incentives. As described above, Mr. Soderberg’s target short term incentive compensation opportunity for fiscal 2009 was 100% of fiscal year 2009 wages or $840,000. Based on the performance levels described above for Hill-Rom, the Hill-Rom pool was funded at 48.2% of target opportunity. Thus, the financial performance modifier for Mr. Soderberg and all Hill-Rom employees, including the other Named Executive Officers, based on these funding levels was 48.2%. Based on his individual performance, Mr. Soderberg received an individual performance modifier of 115%. The Compensation Committee determined that despite a challenging year in which providers of capital equipment to U.S. hospitals, like Hill-Rom, were disproportionately impacted by the credit crisis and recessionary economic environment, the Named Executive Officers’ individual performance modifiers were above average. In fiscal year 2009, Hill-Rom achieved substantial increases in year over year gross margins and cash flow from operations as well as year over year reductions in operating expense. In addition, the Named Executive Officers’ achieved above average performance on their individual objectives as outlined above. The final short-term incentive compensation payout, as outlined on the table below, is reflective of each Named Executive Officer’s individual performance and Hill-Rom’s financial performance and pool funding level of 48.2%.

	Fiscal
	Year 2009	Target	Individual	Financial	STIC
	Wages	Percentage	Performance	Performance	Payout
Mr. Soderberg	$840,000	100%	115%	48.20%	$465,612
Mr. Miller	$395,178	50%	115%	48.20%	$109,524
Mr. de Maynadier	$360,649	50%	110%	48.20%	$95,608
Mr. Dickey	$263,704	50%	110%	48.20%	$69,908
Mr. Kao	$340,000	50%	110%	48.20%	$90,134
Changes for fiscal year 2010. For fiscal year 2010, Mr. Miller, Mr. Kao, and Mr. de Maynadier’s short term incentive compensation target opportunity will increase to 60% of base salary. This increase is designed to target market median short term incentive opportunity as determined by the analysis completed by Mercer of our peer group’s target short term incentive opportunities.

In addition, Mr. Kao and other Senior North America Acute Care executives will participate in a one-time fiscal year 2010 cash incentive program designed to incentivize market share gain against key competitors. For Mr. Kao, this cash incentive program has an award range with two thirds of any earned award being paid in December of 2010 and the remaining one third being paid in December of 2011 if market share gains are maintained. We are not disclosing the identity of the competitors or the metrics used to measure market share gain because of the competitive harm that could result from such disclosure.
Section 162(m). Section 162(m) of the Internal Revenue Code (the “Code”) limits tax deductibility of certain executive compensation in excess of $1 million per year unless certain requirements are met. Section 162(m) was considered in developing Hill-Rom’s STIC Plan, but Hill-Rom preferred to retain the flexibility of upward discretion. As a result, awards under the STIC Plan do not satisfy the performance based exception under Section 162(m) and therefore are subject to Section 162(m) and included in the $1 million dollar compensation cap in the year the awards are included in taxable income of the recipient.
Long-Term Equity Awards
Overview: Hill-Rom’s Stock Incentive Plan, which was approved by Hill-Rom’s shareholders in 2002 and was amended in 2009, provides for the opportunity to grant stock options and other equity-based incentive awards to officers, other key employees and non-employee directors to help align those individuals’ interests with those of shareholders, to help motivate executives to make strategic long-term decisions, and to better enable Hill-Rom to attract and retain capable directors and executive personnel.
The fiscal year 2008 and fiscal year 2009 LTI grants for the Named Executive Officers consisted of combination of restricted stock units, stock options, and performance-based options. As shown in our Grants of Plan Based Awards Table, the 2009 equity grants were targeted to have blend approximating 50% service-based and 50% performance based equity.
Equity Awards Granted in Fiscal 2009 for Fiscal 2008 Performance
Service Based Equity Awards. These equity based awards were granted to executive officers in December 2008 based on a multiple of the executive officer’s annual base salary. The awards could range from 0% to 200% of base salary, with a target of 100% of base salary, for Named Executive Officers other than the CEO. The awards for the CEO could range from 0% to 480% of base salary, with a target of 240% of base salary. Hill-Rom elected to use a process based on multiples of base salary for determining equity awards in order to more accurately target market median compensation levels and to have a clear and simple means of comparing equity awards to other elements of compensation. The target award amount was determined by the Compensation Committee to be competitive market median. These service-based awards consisted of a blend of stock options and deferred stock shares that all vest ratably over a four-year period.
Performance Based Equity Awards. During the first quarter of fiscal 2009, Hill-Rom granted performance based stock options to key employees, including each of our Named Executive Officers. Each award was divided evenly into two separate grants. The first grant, representing 50% of the total award, vests based on three-year performance targets related to cumulative revenue and cumulative earnings per share. The second grant, representing the other 50% of the total award, vests based on three-year performance targets related to relative total shareholder return. All other terms of the two grants are the same. If the performance goals are met at the maximum level, these performance based stock option awards will fully vest at the end of fiscal 2011.
Mr. Soderberg’s performance based stock option awards are a combination of stock options, up to the annual individual stock option limit under our Stock Incentive Plan, and performance based deferred stock shares, representing the excess dollar amount of options over that limit. However, under each award, all performance based stock options must vest prior to the vesting of the performance based deferred stock shares.

Other Equity Based Compensation. In addition to the equity awards described above, senior management may from time to time receive additional equity based compensation at the date of hire, upon promotion, for special recognition, upon a significant change in responsibility, or to incentivize specific non-financial objectives. These awards are often used as a recruiting and retention tool. These grants are typically in the form of stock options or deferred stock shares and are typically granted as a percentage of the respective employee’s base salary. Mr. Kao received a grant of 7,114 performance based deferred stock shares on December 2, 2008 in lieu of any award under the STIC Plan for fiscal 2008. Vesting of the award on December 3, 2009 was based on Mr. Kao’s continued employment and achievement of certain one-year non-financial performance criteria. The award vested in full on December 3, 2009. There were no other such awards made to the Named Executive Officers during fiscal year 2009.
All equity awards granted to the Named Executive Officers during fiscal 2009 are reflected in the Grants of Plan Based Awards for Fiscal Year Ended September 30, 2009 table under “—Compensation of Named Executive Officers” below
Performance Based Equity Awards Granted for Fiscal 2007 to Fiscal 2009 Performance.
In April 2007, Hill-Rom granted performance based deferred stock shares to its executive officers including the Named Executive Officers. The deferred stock shares vest based on the achievement of one-year, two-year, and three-year performance targets related to cumulative revenue, cumulative operating income and return on assets employed and corresponding service requirements. Full vesting occurs if all of the three year targets are met. When all annual targets are met, 20% vest in year one, 20% vest in year two, and 60% vest in year three. The year one performance targets related to fiscal 2007 performance were not achieved and no interim vesting occurred. The year two cumulative revenue target related to fiscal 2008 performance was achieved and a portion of the grant related solely to revenue attainment vested at the end of fiscal 2008. The other performance targets (i.e., return on assets employed and operating income) were not met and no vesting for those measures occurred. The following performance targets related to fiscal year 2009 performance were not achieved and no vesting occurred:

•	Cumulative Revenue (2007 – 2009)	$4,391 million

•	Cumulative Operating Income (2007 – 2009)	$444.3 million

•	Return on Assets Employed (2009)	21.0%
At the end of fiscal 2009, management determined that the targets of this performance based equity award were not achieved and upon approval of the Compensation Committee at its December 3, 2009 meeting, all unvested restricted stock units related to this performance grant were forfeited.
Fiscal Year 2010 Long-Term Incentive Awards for Fiscal Year 2009 Performance
In September 2009 the Compensation Committee with support from its compensation consultant, Mercer, modified Hill-Rom’s long-term incentive compensation program to provide a portfolio approach to long-term incentives. The objectives of the redesign were to:
•	Provide awards, at target, that are aligned with competitive market levels;

•	Provide payouts that correlate with high performance resulting in increased payouts and low performance resulting in reduced payouts;

•	Provide a mix of awards representative of typical market practice; and

•	Provide awards that support internal equity among Hill-Rom’s executives.
In addition the Committee considered the Stock Incentive Plan burn rate, number of plan participants and potential aggregate target awards for participants in the process of determining target awards levels and the mix of long-term incentive awards.

Fiscal Year 2010 target award levels as a percentage of base salary and award types for Mr. Miller, Mr. Kao, Mr. de Maynadier, and Mr. Dickey are as follows:

	Target LTI	Distribution of Award
	award As		Deferred Stock
Name	% of Base	Stock Options	Shares	Performance Share Units
Mr. Miller	175%	30%	40%	30%
Mr. Kao	175%	30%	40%	30%
Mr. de Maynadier	120%	30%	40%	30%
Mr. Dickey	120%	30%	40%	30%
The long-term incentive award program provides for awards ranging up to a maximum of two times the executives target LTI Award as a percentage of base salary as set forth above depending on achievement of personal performance objectives and overall business performance.
See “—Employment Agreements” below for a discussion of awards made to Mr. Soderberg and related matters pursuant to the letter agreement entered into with Mr. Soderberg to address CEO succession.
Stock Options: These awards represent an opportunity to purchase a specific number of shares of Hill-Rom stock at a specific price (“exercise price”) during a 10 year period of time. Stock option exercise prices are the average of the high and low prices of Hill-Rom common stock on the date of grant, which is the date the award is approved by the Compensation Committee. Prior to December 2008, stock options typically have vested in three equal annual installments on each of the first three anniversaries of the date of grant. Beginning with the awards granted in December 2008, the Compensation Committee changed the standard vesting terms of stock option so that stock options vest in four equal annual installments on each of the first four anniversaries of the date of grant.
Deferred Stock Shares: These awards, otherwise known as restricted stock units, represent a commitment to deliver shares of Hill-Rom stock upon the completion of a time-based vesting period. Effective in December 2008, the Compensation Committee set the vesting terms of deferred stock shares to vest fifty percent on the day after the second anniversary of the grant and twenty-five percent each on the day after the third and forth anniversaries of the grant. In December 2009, the Compensation Committee modified the standard vesting terms of deferred stock shares to mirror the vesting of stock options ((four equal annual installments, except which begins on the day after the first anniversary of the date of grant). This change was made to bring Hill-Rom’s practices more in line with those of its peers and to simplify communication and accounting with respect to these awards. These awards are entitled to quarterly dividend reinvestment and are subject to any stock dividends, stock splits, and other similar rights inuring to common stock but they do not confer voting rights.
If an executive does not perform satisfactorily and is terminated before fully vesting in a stock option or deferred stock share award, he or she forfeits any unvested portions of the respective award unless certain early vesting conditions are met as a result of a change in control, death, disability or retirement as described in more detail under “—Retirement, Change in Control Agreements and Severance” below.
Performance Based Share Units. These awards provide the opportunity to earn shares of Hill-Rom stock based on achievement of performance objectives and completion of a time based vesting period. For the performance based share unit awards granted in fiscal year 2010 for the three year performance period of fiscal year 2010 to fiscal year 2012, vesting is based on the achievement of three independent one-year performance targets and a time based vesting period that corresponds with the three-year performance period (i.e., date of grant to end of the fiscal year 2012). One-third of the awards is linked to performance in each of the three years in the performance period; accordingly, if the performance targets are achieved in any one year, the portion of the award linked to that year’s performance will vest regardless of performance in any other year, provided that the participant continues to be employed by the company at the end of the three-year period.
Performance measures and targets are established annually for a one year period by the Compensation Committee in the first quarter of the fiscal year. For fiscal year 2010 the Compensation Committee determined that free cash flow (50%) and earnings per share (50%) were the most appropriate performance targets. The performance measures were chosen based upon the importance of these objectives in the achievement of Hill-Rom’s strategic plan, providing quality earnings and creating value for Hill-Rom’s stockholders.

In setting performance targets, Hill-Rom considered the performance of its peer group, market indices and customer base. The fiscal year 2010 performance goals were set at levels consistent with published guidance.
These performance measures are subject to adjustment by the Compensation Committee based upon unusual or extraordinary items that were not contemplated when the performance measures were set and are out of the control of management. These items are generally the same as those that are excluded in the calculation of performance measures for purposes of short-term incentive compensation.
Final performance share unit awards will vary based on achievement of performance targets and can range from 0% to 200% of target award level. Upon certification of performance achievement and completion of the service requirements, the awards will be vested.
Performance based share units are subject to any stock dividends, stock splits, and other similar rights inuring to common stock but, unlike the time based deferred stock shares described above, are not entitled to quarterly dividend reinvestment.
The portfolio equity awards granted in fiscal year 2010 to the Named Executive Officers for fiscal year ending September 30, 2009 performance are set forth in the following table.

	Stock	Deferred Stock	Performance
	Options	Shares	Share Units
Mr. de Maynadier	18,541	8,241	6,181
Mr. Dickey	12,444	5,531	4,148
Mr. Kao	25,731	11,436	8,577
Mr. Miller	27,086	12,038	9,029
Other Equity Based Compensation. In addition to the equity awards described above, Mr. Miller received a one time grant of 8,599 deferred stock shares on December 3, 2009 to bring Mr. Miller’s total direct compensation closer to market total direct compensation for his position and level of responsibility. The award will vest in four equal annual installments on the day after the first, second, third, and fourth anniversaries, respectively, of the date of grant.
The Compensation Committee granted all annual long-term incentive awards, as referenced above, at its December 3, 2009 meeting following the certification of Hill-Rom’s financial results from the immediately preceding fiscal year, regardless of the current trading price of Hill-Rom’s equity.
Share Ownership Guidelines. To create an ongoing personal financial stake in Hill-Rom’s success for each officer, further align the interests of the officers and Hill-Rom’s shareholders and motivate officers to maximize shareholder value, Hill-Rom’s Board of Directors has adopted guidelines that require its executive officers to maintain specified stock ownership percentages.
All executive officers and designated members of management of Hill-Rom are expected to own shares of Hill-Rom common stock. Specifically, our Chief Executive Officer, his executive officer direct reports, including the Named Executive Officers, from and after the later to occur of (1) February 13, 2006 or (2) the date on which any such individual first became an officer of Hill-Rom or any of its subsidiaries (“Start Date”) are required to hold shares of Hill-Rom common stock or equivalents described below at the following levels (“Required Ownership Level”):

Required Ownership Level
Position	(Expressed as Base Annual Salary Multiple)
Chief Executive Officer	4 x Base Annual Salary
Other Named Executive Officers	2 x Base Annual Salary

Shares owned outright (including vested deferred shares) and deferred stock shares, whether vested or unvested, count as share equivalents towards the Required Ownership Level. The Required Ownership Level must be achieved within five years from the Start Date. Failure to achieve or maintain the Required Ownership Level may result in (1) the applicable individual being required to hold all after tax vested deferred stock shares and after-tax shares acquired upon exercise of stock options or (2) suspension of future restricted stock or deferred stock share grants until the Required Ownership Level is achieved. The Compensation Committee (or its designee) may make exceptions, in its (his or her) sole discretion, in the event of disability or great financial hardship.
Hill-Rom has implemented separate stock ownership guidelines for its non-employee directors, which are described above under “Corporate Governance—Stock Ownership Guidelines for Directors and Executive Officers.”
Section 162(m). The Stock Incentive Plan is designed to provide for the grant of awards that meet the requirements of Section 162(m) of the Code and also enables the Compensation Committee to grant awards that do not satisfy the performance based pay exemption under the Section 162(m) requirements. For example, time-based vested deferred stock share awards do not satisfy the performance based exception under Section 162(m) and therefore are subject to Section 162(m) and included in the $1 million dollar compensation cap in the year the awards are included in taxable income of the recipient. However, performance based equity awards and stock options do qualify for exemption under Section 162(m).
Hill-Rom’s Compensation Recoupment Policy. Effective in December 2009, our Board of Directors adopted an Executive Compensation Recoupment Policy. Under the Policy, all performance-based compensation and trading profits on any Company security trades for executive officers (i.e., officers subject to Section 16 of the Securities Exchange Act of 1934) would be subject to recoupment by Hill-Rom in the event there is a material restatement of financial results due to misconduct of the individual executive officer(s) from whom recoupment is sought. The Policy, which applies prospectively from its effective date, gives the Compensation Committee discretion to determine whether and to what extent to seek recoupment under the Policy based on specific facts and circumstances.
All performance-based compensation, i.e., cash awards under STIC Plan and performance-based (but not time based) stock options and deferred stock shares awarded under Stock Incentive Plan (and similar awards under future plans) and trading profits received during the 24-months prior to the disclosure of the restatement are covered under this policy.
Retirement, Change in Control Agreements and Severance
Overview. Hill-Rom believes that it is in the best interests of it and its shareholders to have the unbiased dedication of its executives, without the distraction of personal uncertainties such as retirement or a change in control. Hill-Rom has designed its senior management retirement and other post-employment benefit programs to reduce such distraction. Hill-Rom believes that its programs allow for a “smooth” transition in the event of retirement or a change in control without providing “windfall” benefits to management. It also believes that these benefits are at market levels and competitive with those of other comparable companies.
The components of Hill-Rom’s retirement benefits program are as follows:
•	Normal Retirement Guidelines

•	Deferred Compensation Program

•	Pension Plan

•	Savings Plan

•	Supplemental Executive Retirement Plan

•	Change in Control Agreements

Normal Retirement Guidelines. Executives currently employed, including the Named Executive Officers who are at least 55 years of age and with 5 years length of service, are eligible to receive certain benefits under Hill-Rom’s Stock Incentive Plan. These guidelines are incorporated into each individual equity award agreement and have been approved by the Compensation Committee. The following is allowed:
•	accelerated vesting of outstanding time-based deferred stock awards and stock options, which have been held for at least one year;

•	partial vesting of outstanding performance based deferred stock awards, which have been held for at least one year and for which performance objectives have been achieved; and

•	an extension of up to three years of the time to exercise eligible outstanding stock options.
Executive Deferred Compensation Program. Under the Hill-Rom Holdings, Inc. Executive Deferred Compensation Program (the “Deferred Compensation Program”) certain executives, including the Named Executive Officers, who are chosen by the Compensation Committee may elect to defer all or a portion of their base compensation, payments under the STIC Plan and certain other benefits to be paid in years later than when such amounts are due. As of September 30, 2009, none of the Named Executive Officers participate or have balances in the Deferred Compensation Program.
Pension Plan. The Hill-Rom Holdings, Inc. Pension Plan (the “Pension Plan”) covers officers and other employees of Hill-Rom and its subsidiaries. It is a tax qualified plan. Effective June 30, 2003, the Pension Plan was closed to new participants. Existing participants, effective January 1, 2004 were given the choice to remain in the Pension Plan and to continue earning credited service or to freeze their accumulated benefit as of January 1, 2004 and to participate in an enhanced defined contribution savings plan, as described below. The Code limits the amount of benefits that may be paid under the Pension Plan. A supplemental pension benefit that makes up for the Code limitations is provided under the SERP described below. Benefits under the Pension Plan are not subject to deductions for Social Security or other offset amounts.
Employees who retire under the Pension Plan receive fixed benefits calculated by means of a formula that takes into account the highest average annual calendar year eligible compensation earned over five consecutive years and the employee’s years of service.
For information regarding the pension benefits payable to our Named Executive Officers, see the Pension Benefits at September 30, 2009 table under “—Compensation of Named Executive Officers” below.
Savings Plan. Hill-Rom maintains the Hill-Rom, Inc. Savings Plan (the “Savings Plan”), which covers substantially all employees, including senior management. Under the Savings Plan, which is a tax-qualified retirement savings plan, participating employees may contribute up to 40 percent of compensation on a before-tax basis. Hill-Rom provides a matching contribution to the Savings Plan, for those employees who are not active participants in the Pension Plan and for those employees hired on or after July 1, 2003, in an amount equal to fifty cents for each dollar contributed by participating employees on the first six percent of their compensation. Additionally, Hill-Rom annually contributes to the Savings Plan, (1) for employees who are active participants in the Pension Plan and employees who are paid commissions, an amount equal to three percent of such employees’ compensation, and (2) for employees who are not active participants in the Pension Plan and for those employees hired on or after July 1, 2003, an amount equal to four percent of such employees’ compensation.

During 2009, the Savings Plan limited the “additions” that can be made to a participating employee’s account to $46,000 per year. “Additions” include all Hill-Rom contributions and the before-tax contributions made by Hill-Rom at the request of the participating employee under Section 401(k) of the Code. Of those additions, the current maximum before-tax contribution made by a participating employee is $16,500 per year (or $22,000 per year for certain participants age 50 and over). In addition, no more than $245,000 of annual compensation may be taken into account in computing benefits under the Savings Plan. A supplemental savings plan benefit that makes up for these limitations is provided under the SERP as described below.
Participants immediately vest in their own contributions and earnings. Matching contributions made by Hill-Rom cliff vest after three years of continuous employment and all subsequent matching contributions immediately vest thereafter.
For information regarding compensation paid to our Named Executive Officers under the Savings Plan, see the Summary Compensation Table and footnote 6 thereto under “—Compensation of Named Executive Officers” below.
Supplemental Executive Retirement Plan. The Hill-Rom Holdings, Inc. Supplemental Executive Retirement Plan (the “SERP”) provides additional retirement benefits to certain employees selected by the Compensation Committee whose retirement benefits under the Pension Plan and/or Savings Plan are reduced, curtailed or otherwise limited as a result of certain limitations under the Code. Participants in the defined benefit SERP include Messrs. de Maynadier and Dickey, and participants in the defined contribution SERP include Messrs. Soderberg, Miller, de Maynadier and Dickey.
Additionally, certain defined contribution SERP participants may annually receive an additional benefit of a certain percentage of such participants’ Compensation (as defined below). “Compensation” is defined under the Pension Plan and the Savings Plan and includes a percentage of a participant’s eligible compensation as determined under the STIC. Long-term incentive compensation is not included in the calculation of the SERP benefits. Mr. Soderberg’s contribution to his non-qualified deferred compensation plan is referenced in his employment agreement, see “—Employment Agreements” below.
The retirement benefits to be paid under the SERP are paid from the general assets of Hill-Rom, and are subject to Section 409A of the Code. The defined contribution SERP benefits are paid in a lump sum no sooner than six months after the date of termination. A participant may elect to defer receipt of his or her defined benefit SERP to age 65.
For information regarding the pension benefits payable to our Named Executive Officers under the SERP, see the Pension Benefits at September 30, 2009 table under “—Compensation of Named Executive Officers” below. For information regarding nonqualified deferred compensation payable to our Named Executive Officers see the Nonqualified Deferred Compensation for Fiscal Year Ending September 30, 2009 table under “—Compensation of Named Executive Officers” below.
Change in Control Agreements. Hill-Rom has a Change in Control Agreement (the “Change in Control Agreements”) in place with each Named Executive Officer. The Change in Control Agreements are intended to encourage continued employment by Hill-Rom of its key management personnel and to allow such personnel to be in a position to provide assessment and advice to the Board of Directors regarding any proposed Change in Control without concern that such personnel might be unduly distracted by the uncertainties and risks created by a proposed Change in Control.

The Change in Control Agreements provide for payment of specified benefits upon Hill-Rom’s termination of the executive’s employment without “cause” or for “good reason” in anticipation of or within two years (three years in the case of the Chief Executive Officer) after a Change in Control. The Chief Executive Officer’s Change in Control Agreement also provides for the payment of the specified benefits in the event the Chief Executive Officer terminates employment for any reason during the 30-day period following the first anniversary of the Change in Control. The benefits to be provided by Hill-Rom upon a Change in Control under any of the above circumstances are:
•	a lump sum payment in cash equal to two times (three times in the case of the Chief Executive Officer) the executive’s annual base salary;
•
continued health and medical insurance for the executive and the executive’s dependents and continued life insurance coverage for the executive for 24 months (36 months in the case of the Chief Executive Officer), with the right to purchase continued medical insurance (at COBRA rates) from the end of this period until the executive reaches retirement age;

•	a cash payment in lieu of certain perquisites, such as accrued and unpaid vacation; and

•
an increase to the defined benefit and defined contribution pension benefit otherwise payable to the executive calculated by giving him equivalent credit for two additional years of age and service (or, in the case of the Chief Executive Officer, three additional years of age and service credit).

In addition, upon a Change in Control, whether or not the executive’s employment is terminated, all outstanding stock options, restricted stock and deferred stock shares will become fully vested and the executive will be deemed to have earned all outstanding short-term incentive compensation and performance share compensation awards to the extent such awards would have been earned if all performance targets for the relevant period were achieved. The Chief Executive Officer’s Change in Control Agreement provides that if the Chief Executive Officer receives payments that would be subject to the excise tax on excess parachute payments imposed by Section 4999 of the Code, the Chief Executive Officer will be entitled to receive an additional “gross-up” payment in an amount necessary to put the Chief Executive Officer in the same after-tax position as if such excise tax had not been imposed. The Change in Control Agreements for the other above named executive officers provide for a similar “gross-up” payment, except that if the value of all “parachute payments” to an executive does not exceed 120% of the maximum threshold that could be paid to the Named Executive Officer without giving rise to the excise tax, the payments otherwise called for by the Change in Control Agreement will be reduced to the maximum amount which would not give rise to the excise tax.
Under the Change in Control Agreements, a “Change in Control” is defined generally as (1) the acquisition of beneficial ownership of 35% or more of the voting power of all Hill-Rom voting securities by a person or group other than members of the Hillenbrand Family; (2) the consummation of certain mergers or consolidations; (3) the failure of a majority of the members of the Hill-Rom Board of Directors to consist of Current Directors (defined as any director on the date of the Change in Control Agreements and any director whose election was approved by a majority of the then-Current Directors); (4) the consummation of a sale of substantially all of the assets of Hill-Rom; or (5) the date of approval by the shareholders of Hill-Rom of a plan of complete liquidation of Hill-Rom.
In connection with Hill-Rom’s CEO succession process, the Compensation Committee has expressed its intention that any Change in Control Agreement entered into with the new CEO and any other future Change in Control Agreements will not be “single trigger” agreements (i.e., benefits will be provided only upon the occurrence of both a change in control and a termination of the executive’s employment without cause or by the executive for good reason) and will not include excise tax gross-up provisions.
For information regarding the benefits that would have been payable to the Named Executive Officers as of September 30, 2009 under the Change in Control Agreements, see the Potential Payments Upon Termination or Change in Control tables under “— Compensation of Named Executive Officers” below.
Other Personal Benefits
In addition to the elements of compensation discussed above, we also provide senior level management with various other benefits as follows:
•	Tuition Reimbursement

•	Executive Financial Planning, Estate Planning and Tax Preparation Service

•	Executive Physical

•	Limited CEO personal use of corporate aircraft. See “Employment Agreements.”

•	Other Benefits

Hill-Rom provides these benefits in order to remain competitive with the market and believes that these benefits help it to attract and retain qualified executives. These benefits also reduce the amount of time and attention that senior management must spend on personal matters and allows them to dedicate more time to Hill-Rom. Hill-Rom believes that these benefits are in-line with the market, are reasonable in nature, are not excessive and are in the best interest of Hill-Rom and its shareholders.
Tuition Reimbursement Program. All employees are eligible to participate in Hill-Rom’s Tuition Reimbursement Program. This program is provided to support Hill-Rom’s innovation and commitment to improving its abilities. Hill-Rom believes that education will support the development of its employees for new positions and enhance their contributions to the achievement of its strategic goals. Under Hill-Rom’s Tuition Reimbursement Program, Hill-Rom reimburses tuition, registration fees and laboratory fees for all of its employees. All fulltime employees are eligible for 100% reimbursement on a course-by-course basis within a job related degree program; there is no maximum limit to reimbursement. Minimum academic achievement is required in order to receive reimbursement. This program is not currently being used by any of our Named Executive Officers.
Executive Financial and/or Estate Planning and Tax Preparation Service Program. Senior level managers are eligible for reimbursement of financial and/or estate planning services and for income tax preparation services. Reimbursement is approved for dollar amounts of up to 50% of an executive’s out of pocket costs up to $2,000 per year. Qualified expenses include income tax preparation, estate planning and investment planning, among others.
Executive Physical. Hill-Rom provides senior level managers with annual physicals. Hill-Rom covers 100% of the cost of this program. This program was developed to promote the physical well being and health of Hill-Rom’s senior level managers. Hill-Rom believes this program is in the best long-term interests of its shareholders.
Other Benefits. Senior management also participates in other benefit plans that Hill-Rom fully or partially subsidizes. Their participation is on the same terms as other employees of Hill-Rom. Some of the more significant of these benefits include medical, dental, life and vision insurance, as well as relocation reimbursement; holiday and vacation benefits. All Named Executive Officers participate in Hill-Rom’s group term life insurance program which provides death benefit coverage of up to two times base salary or $500,000, whichever is lesser, and provides accidental death and dismemberment coverage of up to $200,000. In addition, beginning January 1, 2007 the Named Executive Officers were eligible to participate in the optional supplemental group term life insurance program in which participants may purchase up to the lesser of five times their base annual salary or $600,000 of additional term life insurance at their own expense.
Employment Agreements
We have entered into employment agreements with each of the Named Executive Officers of Hill-Rom. These agreements are summarized below.
Peter H. Soderberg — Hill-Rom and Peter H. Soderberg entered into an amended Employment Agreement effective March 31, 2008. The agreement provides that Mr. Soderberg is entitled to receive a base salary of $840,000 per year and has the opportunity to earn an incentive compensation bonus and participate in plans, programs and policies available to other executive officers of Hill-Rom. He will also participate in a nonqualified deferred compensation plan established for the benefit of Mr. Soderberg, pursuant to which Mr. Soderberg was credited with $75,000 within 30 days after March 20, 2006 and will be credited with $75,000 on each anniversary thereafter during Mr. Soderberg’s employment. Amounts credited to Mr. Soderberg’s account under this plan bear interest at a prime rate in effect from time to time or at other rates determined by the Compensation Committee. Mr. Soderberg will be fully vested in all amounts credited to his account under this plan and will be entitled to receive the balance of the account in a lump sum cash payment on or as soon as possible after the date that is six months after the date of the termination of Mr. Soderberg’s employment with Hill-Rom. Mr. Soderberg may also use Hill-Rom’s aircraft for personal travel to and from Mr. Soderberg’s primary and secondary residences up to a maximum of 100 occupied hours of flight time per calendar year. In connection with Hill-Rom’s CEO succession process, the Compensation Committee has expressed its intention that Mr. Soderberg’s successor will not have access to Hill-Rom’s aircraft for personal travel.

If Mr. Soderberg is terminated by Hill-Rom other than for “cause”, including a termination by Mr. Soderberg for “good reason” (each defined generally in the same manner as in the employment agreements of the other Named Executive Officers as described below), Hill-Rom is required to pay severance to Mr. Soderberg in an amount equal to twelve months of Mr. Soderberg’s base salary, with payments commencing six months after the time of termination. The employment agreement also contains a limited non-competition and non-solicitation agreement of Mr. Soderberg, which continues generally for a period of two years after the termination of Mr. Soderberg’s employment. The employment agreement also required Hill-Rom to pay Mr. Soderberg’s costs of entering into the employment agreement, including the reasonable fees and expenses of his legal counsel.
In connection with Hill-Rom’s current CEO succession process described above under “Corporate Governance—Board’s Role in CEO Succession Planning,” Hill-Rom and Mr. Soderberg entered into a letter agreement dated September 17, 2009. The letter agreement amends certain aspects of Mr. Soderberg’s employment agreement described above.
The letter agreement provides generally that Mr. Soderberg will retire from employment with Hill-Rom at the later of April 30, 2011 or the date on which a new CEO commences employment with Hill-Rom, but provides that Mr. Soderberg will step down as President and CEO earlier than April 30, 2011 if his successor commences employment with Hill-Rom before that time. The letter agreement sets forth the compensation and benefits Mr. Soderberg is to receive during the pre-succession and post-succession periods and establishes a consulting relationship with Mr. Soderberg through April 30, 2012, all as described below.
Pursuant to the letter agreement, Mr. Soderberg’s current annualized salary of $840,000 will continue to the later of December 31, 2009 or the date on which the new CEO commences employment with Hill-Rom, which date is referred to as the “CEO Transition Date.” Until the CEO Transition Date, Mr. Soderberg will be eligible for a bonus under Hill-Rom’s STIC Plan for the fiscal years 2009, 2010 and 2011, prorated for 2010 and 2011 for the time he serves as CEO.
The letter agreement provides that in December 2009, Mr. Soderberg would be granted deferred stock shares valued at $200,000 at the grant date; 8,599 deferred stock shares were granted on December 3, 2009. These deferred stock shares will vest on the day after the first anniversary of the grant date, so long as Mr. Soderberg is then employed by Hill-Rom, or upon the earlier termination of Mr. Soderberg’s employment due to death or disability, by Hill-Rom other than for cause or by Mr. Soderberg for good reason. The letter agreement does not provide for any other stock-based awards for Mr. Soderberg after the date of the letter agreement but provides that, until the CEO Transition Date, the Compensation Committee will determine whether, and to what extent, ongoing stock-based awards will be granted to Mr. Soderberg.
On the CEO Transition Date, the Change in Control Agreement between Hill-Rom and Mr. Soderberg will terminate, and Mr. Soderberg’s termination benefits thereafter will be governed by the letter agreement. Also on the CEO Transition Date, Mr. Soderberg will cease serving as a member of the Board of Directors of Hill-Rom and its subsidiaries.
If the CEO Transition Date is before April 30, 2011, then Mr. Soderberg will cease to be President and CEO of Hill-Rom but will continue to be employed by Hill-Rom in a part-time capacity with the title of Chief Innovation Officer during the period commencing on the day immediately following the CEO Transition Date and ending on April 30, 2011 (the “Post-Succession Period”). He will report directly to the new President and CEO with all Mr. Soderberg’s work being authorized by the new President and CEO. It is contemplated that he will continue to advise and help shape Hill-Rom’s business and product innovation initiatives. For his services during the Post-Succession Period, Mr. Soderberg will receive an annualized salary of $500,000, provided that he is available to provide services of at least 1,000 hours on an annualized basis. He will also receive an additional $2,000 per diem rate for eight hour days worked over the first 250 hours.
The letter agreement provides that certain miscellaneous benefits provided to Mr. Soderberg under the Employment Agreement will continue during the Post-Succession Period, except that during the Post-Succession Period Mr. Soderberg may use Hill-Rom’s aircraft only for Hill-Rom business and not for personal travel.

Except as described below, all equity-based compensation which has not vested prior to the date of the letter agreement will continue to vest in accordance with the related grant or award so long as Mr. Soderberg continues to be an employee of Hill-Rom. Mr. Soderberg’s performance-based restricted stock units will become fully vested on April 30, 2011 if Mr. Soderberg continues to be an employee of Hill-Rom on that date or if Mr. Soderberg’s employment is terminated before April 30, 2011 by Hill-Rom other than for cause (as defined in Mr. Soderberg’s employment agreement) or by Mr. Soderberg for good reason (as defined in the letter agreement). Shares of Hill-Rom common stock underlying the performance-based restricted stock units will be distributed to Mr. Soderberg only to the extent the performance goals are achieved by Hill-Rom at the end of the applicable performance periods.
If Mr. Soderberg’s employment is terminated prior to April 30, 2011 by Hill-Rom other than for cause or by Mr. Soderberg for good reason, Mr. Soderberg will be fully vested in all stock options, except performance-based stock options, and he will have until May 1, 2014 to exercise those vested stock options. With respect to performance-based stock options, if Mr. Soderberg’s employment is terminated prior to April 30, 2011 by Hill-Rom other than for cause or by Mr. Soderberg for good reason, Mr. Soderberg will be treated as if he had retired on April 30, 2011, i.e., he will remain eligible for his performance-based stock options to vest based on performance criteria being met. From and after April 30, 2011 or the CEO Transition Date, if later, all of Mr. Soderberg’s vested options may be exercised prior to the earlier of (i) the last day of the term of such option as set forth in the related option agreement or (ii) the latter of May 1, 2014 or the third anniversary of the CEO Transition Date.
If Mr. Soderberg’s employment is terminated by Hill-Rom without cause or Mr. Soderberg terminates his employment with Hill-Rom for good reason (as set forth in Mr. Soderberg’s employment agreement) before the CEO Transition Date, in lieu of the severance payments provided under the employment agreement, Mr. Soderberg will be entitled to receive any remaining balances under the base salary and consulting fee otherwise payable under the letter agreement.
If the CEO Transition Date is on or after April 30, 2011, Mr. Soderberg will cease to be an employee of Hill-Rom on the CEO Transition Date, there will be no Post-Succession Period, and Mr. Soderberg will not be entitled to any severance payments under his employment agreement. The letter agreement provides that beginning on the latter of the CEO Transition Date or May 1, 2011 and ending on April 30, 2012, Mr. Soderberg will act as a consultant to Hill-Rom pursuant to a consulting agreement to be entered into between Hill-Rom and Mr. Soderberg. During the term of the consulting agreement, Mr. Soderberg will be paid an annualized consulting fee of $500,000 plus an additional payment based on days or hours worked as a consultant.
If the consulting agreement is terminated by Hill-Rom without Mr. Soderberg’s breach of the consulting agreement or Mr. Soderberg terminates the consulting agreement because of Hill-Rom’s breach of the consulting agreement, Mr. Soderberg shall be entitled to receive any remaining balance under the consulting fee otherwise payable.
Hill-Rom reimbursed Mr. Soderberg for $25,000 of out of pocket legal costs associated with entering into the letter agreement.
Other Named Executive Officers — Hill-Rom or its subsidiaries have entered into an employment agreement with each of the other Named Executive Officers. We believe that it is appropriate for our senior executives to have employment agreements because they provide certain contractual protections to us that we might not otherwise have, including provisions relating to non-competition with us, non-solicitation of our employees and confidentiality of our proprietary information. Additionally, we believe that employment agreements are a useful tool in recruiting and retention of senior level employees. The current employment agreements set forth the basic duties of the executive officers and provide that each executive officer is entitled to receive, in addition to base salary, incentive compensation payable in our discretion and such additional compensation, benefits and perquisites as we may deem appropriate. The employment agreements are terminable by either us or the executive officer “without cause” on sixty (60) days’ written notice, or if terminated by us, pay in lieu of notice, and are terminable at any time by us for cause, as defined in each employment agreement. Generally “cause” is defined as (1) failure by the executive officer to comply with the terms of the employment agreement, specifically not complying with any reasonable instructions or orders issued by us, (2) illegal conduct, (3) violation of significant company policy, (4) improper disclosure of our confidential information, or (5) engaging in conduct that is contrary to our best interests.

The executive officer may terminate his employment agreement and declare the agreement to have terminated “without cause” by us upon the occurrence without the executive officer’s consent of a “good reason” event. Generally, a “good reason” event is defined as any of the following (1) an assignment to the executive officer of duties lasting more than sixty days that are materially inconsistent with the executive officer’s then current position or a material change in the executive officer’s reporting relationship to the CEO or his/her successor; (2) the failure to elect or reelect the executive officer as Vice President or other officer of us (unless such failure is related in any way to our decision to terminate the executive officer for cause); (3) our failure to provide the executive officer with office space and support personnel commensurate with level of responsibilities and/or position; (4) a reduction by us in the amount of the executive officer’s base salary or the discontinuation or reduction by us of the executive officer’s participation in the same level of eligibility as compared to other peer employees in any incentive compensation, additional compensation, benefits, policies or perquisites; (5) the relocation of our principal executive offices or the executive officer’s place of work requiring a commuting change of more than fifty (50) miles; or (6) our failure to perform our obligations under the employment agreement. If an executive officer is terminated by us without cause or terminated by the executive officer upon the occurrence, without the executive officer’s consent, of a good reason event, we are required to pay severance to the executive in an amount equal to twelve months of the executive officer’s base salary, with payments commencing six months after the time of termination. The employment agreements also contain limited non-competition and non-solicitation agreements of the executive officers, which continue generally for a period of eighteen to twenty-four months after the termination of the executive officer’s employment.
For information regarding the benefits payable to our Named Executive Officers under their employment agreements, see the Potential Payments Upon Termination or Change in Control tables under “—Compensation of Named Executive Officers” below.

Compensation of Named Executive Officers
The following tables and notes set forth compensation information for the fiscal years ended September 30, 2009, 2008 and 2007 for our Named Executive Officers. All references in the following tables to stock awards and stock options awarded prior to the March 31, 2008 spin-off of our former funeral services business give effect to the adjustments made in connection with the spin-off.
In connection with the spin-off, we entered into new employment agreements with each of the Named Executive Officers — see the “Employment Agreements” section of the Compensation Discussion and Analysis for further discussion. The Named Executive Officers were not entitled to receive payments that would be characterized as “Bonus” payments for the fiscal years ended September 30, 2009, 2008 and 2007.
Total cash compensation, which includes salary and non-equity incentive plan compensation, is based on individual performance as well as the overall performance of Hill-Rom as described in the “Base Salary” and “Annual Cash Incentives” sections of the Compensation Discussion and Analysis. Generally, the emphasis that is placed on stock-based compensation increases as the level of responsibility of the individual employee increases.
Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	$ (1)	$	$ (2)	$ (3)	$ (4)	$ (5)	$ (6)	$
PETER H. SODERBERG	2009	$840,000	None	$1,077,316	$1,319,506	$465,612	$0	$427,996	$4,130,430
President and Chief Executive	2008	$840,000	None	$851,169	$1,713,045	$862,369	$2,635	$522,031	$4,791,249
Officer, Member Board of Directors	2007	$830,575	None	$1,445,305	$531,680	$711,245	$6,004	$517,394	$4,042,203

GREGORY N. MILLER	2009	$395,178	None	$143,680	$197,550	$109,524	$9,763	$41,431	$897,126
Senior Vice President, Chief	2008	$378,000	None	$261,238	$663,729	$235,217	$486	$39,539	$1,578,209
Financial Officer and Treasurer	2007	$371,403	None	$300,702	$125,508	$174,828	$1,267	$38,893	$1,012,601

JOHN H. DICKEY	2009	$263,704	None	$317,827	$233,253	$69,908	$341,323	$12,204	$1,238,219
Senior Vice President, Human	2008	$248,400	None	$324,083	$577,694	$154,571	$10,130	$11,532	$1,326,410
Resources	2007	$246,421	None	$275,991	$108,310	$125,011	$63,867	$10,820	$830,420

C. JEFFREY KAO(7)	2009	$340,000	None	$186,722	$226,569	$90,134	$0	$19,000	$862,425
President,
North America Acute Care

PATRICK D. DE MAYNADIER	2009	$360,649	None	$140,874	$172,650	$95,608	$137,561	$32,791	$940,133
Senior Vice President, General	2008	$352,273	None	$263,748	$795,994	$210,075	$688	$31,742	$1,654,520
Counsel and Secretary	2007	$347,268	None	$301,091	$104,468	$163,447	$23,316	$31,720	$971,310

(1)	The amounts indicated represent the dollar value of base salary earned during fiscal years 2009, 2008 and 2007.

(2)
The amounts indicated represent the aggregate dollar amount of compensation expense recognized in our Consolidated Financial Statements during the applicable year, excluding the reduction for risk of forfeiture, related to deferred stock share and performance share unit awards held by our Named Executive Officers The determination of this expense is based on the methodology set forth in Notes 1 and 14 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended September 30, 2009, which was filed with the SEC on November 24, 2009. Mr. Dickey is retirement eligible (retirement defined as age 55 with 5 years of service) and therefore, expense associated with his stock awards is being accelerated over a shorter period (i.e., the first anniversary of the grant).

(3)
The amounts indicated represent the aggregate dollar amount of compensation expense recognized in our Consolidated Financial Statements during the applicable year, excluding the reduction for risk of forfeiture, related to stock option and performance based stock option awards held by our Named Executive Officers. The determination of this expense is based on the methodology set forth in Notes 1 and 14 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended September 30, 2009, which was filed with the SEC on November 24, 2009. The amounts for fiscal 2009 and 2008 also include the increase in fair value of each Named Executive Officer’s stock options due to the modification of such awards in conjunction with the spin-off our former funeral services business. Mr. Dickey is retirement eligible and therefore, expense associated with his stock options is being accelerated over a shorter period (i.e., the first anniversary of the grant).

(4)
The amounts indicated represent cash awards earned for fiscal years 2009, 2008 and 2007 and paid in fiscal years 2010, 2009 and 2008, respectively, under our STIC Plan. See the “Annual Cash Incentives” section of the Compensation Discussion and Analysis.

(5)
Unlike fiscal years 2008 and 2007, we did not pay above-market interest on nonqualified deferred compensation during fiscal year 2009, as our monthly deferred compensation interest rate did not exceed 120% of the applicable federal long-term month rate as published by the IRS in its revenue rulings. Therefore, the 2009 amounts in this column reflect changes in the actuarial present value of pension benefits from September 30, 2008. The main factor contributing to the increase in the 2009 amounts is the use of a lower discount rate from 7.50% in 2008 to 5.50% in 2009. For Messrs. Dickey and de Maynadier, who have more years of credited service under our Pension Plan, the resulting dollar change is more significant than for Mr. Miller. See the Pension Benefits Table below for additional information.

(6)
All Other Compensation consists of the incremental cost of aircraft usage, Company contributions made to the 401(k) Savings Plan, the savings plan portion of the SERP and supplemental retirement benefits. Also included is the incremental cost of professional services for tax preparation and financial planning services, and other personal benefits provided by Hill-Rom. All Other Compensation earned or allocated during the fiscal year ended September 30, 2009 was as follows:

	Personal				Financial		Other
	Aircaft	Company Contributions			Planning and	Home	Personal
Name	Usage(a)	401(K)	Supp 401(k)	Supp Retirement	Tax Preparation	Security	Benefits	Total
Peter H. Soderberg	$191,923	$17,150	$143,713	$75,000		$210		$427,996
Gregory N. Miller		$16,896	$24,535					$41,431
John H. Dickey		$7,352	$4,602		$250			$12,204
C. Jeffrey Kao		$17,150	$0		$1,150			$19,000
Patrick D. de Maynadier		$7,350	$25,191		$250			$32,791

(a)
Hill-Rom has agreed to permit the Chief Executive Officer to use Hill-Rom’s aircraft for travel to and from Mr. Soderberg’s primary and secondary residences up to a maximum of 100 occupied hours of flight time per calendar year. Mr. Soderberg used approximately 67 occupied flight hours during calendar year 2009. The value of the use of Hill-Rom aircraft disclosed in the Summary Compensation Table is based upon the variable costs of operating the aircraft ($1,666 per flight hour for fiscal 2009), which includes trip-related expenses such as fuel, aircraft maintenance, crew travel expenses, on-board catering, landing and parking fees, and also takes into account flights without passengers. We do not include fixed costs that do not change based on personal usage such as pilot salaries and depreciation expense. Accordingly, included in the table above is $191,923, representing the aggregate incremental cost to Hill-Rom for Mr. Soderberg’s personal use of Hill-Rom’s aircraft for fiscal 2009. Mr. Soderberg used approximately 67 occupied flight hours during fiscal year 2009. While Hill-Rom does not charge for the personal use of its aircraft, it does report amounts related to such use as taxable income to the IRS.

(7)	Prior to fiscal 2009, Mr. Kao was not a Named Executive Officer. Accordingly, compensation information is presented for Mr. Kao for 2009 only.

Grants of Plan-Based Awards for Fiscal Year Ended September 30, 2009
The following table summarizes the grants of plan-based awards to each of the Named Executive Officers for the fiscal year ended September 30, 2009. All stock-based awards in fiscal year 2009 were granted under our Stock Incentive Plan.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
								All Other	All Other
								Stock	Option
								Awards:	Awards:		Grant Date
		Estimated Future Payouts Under						Number	Number of	Exercise or	Fair Value
		Non-Equity Incentive			Estimated Future Payouts Under			of Shares of	Securities	Base Price of	of Stock
		Plan Awards (1)			Equity Incentive Plan Awards (2)			Stock or	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (3)	Options (4)	Awards (5)	Awards (6)
Name	Date	$	$	$	#	#	#	#	#	$/sh	$
Peter H. Soderberg		$0	$840,000	$1,680,000
	12/2/2008								179,041	$19.39	$1,008,001
	12/2/2008							51,999			$1,008,261
	12/2/2008				0	95,527	95,527			$19.39	$537,817
	12/2/2008					95,528	95,528			$19.39	$415,547
	12/2/2008					6,939	24,255				$470,304
	12/2/2008					6,939	24,255				$237,942

Gregory N. Miller		$0	$197,462	$394,923
	12/2/2008								33,571	$19.39	$189,005
	12/2/2008							9,750			$189,053
	12/2/2008				0	46,738	70,071			$19.39	$394,500
	12/2/2008					46,739	70,072			$19.39	$286,594

John H. Dickey		$0	$131,739	$263,477
	12/2/2008								22,061	$19.39	$124,203
	12/2/2008							6,408			$124,251
	12/2/2008					22,072	33,091			$19.39	$186,302
	12/2/2008				0	22,072	33,091			$19.39	$135,342

C. Jeffrey Kao		$0	$170,000	$340,000
	12/2/2008								34,538	$19.39	$194,449
	12/2/2008							10,031			$194,501
	12/2/2008					30,211	45,293			$19.39	$255,000
	12/2/2008				0	30,212	45,294			$19.39	$185,252
	12/2/2008							7,114			$137,940

Patrick D.		$0	$180,262	$360,000
de Maynadier	12/2/2008								31,286	$19.39	$176,140
	12/2/2008							9,087			$176,197
	12/2/2008				0	34,476	51,687			$19.39	$290,998
	12/2/2008					34,476	51,688			$19.39	$211,404

(1)
Amounts represent potential cash awards that could be paid under our STIC Program. Awards can range from 0% to 200% of the target amount. See “Annual Cash Incentives” section of the Compensation Discussion and Analysis for discussion of this program. Also the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above for the actual amounts earned, which were paid in December 2009.

(2)
Performance-based stock option awards were granted pursuant to our Stock Incentive Plan for the fiscal year ended September 30, 2009. These awards were granted at maximum levels of which the vesting schedules, upon satisfying performance criteria, are disclosed by Named Executive Officer in the footnotes to the Outstanding Equity Awards at September 30, 2009 table. In the case of Mr. Soderberg’s performance based stock option award, due to potentially reaching the annual stock option award limit as permitted by our Stock Incentive Plan, his award is a combination of stock options (up to the annual stock option limit) and performance share units representing the excess dollar amount of options over the annual stock option limit. However, all performance based stock options must vest prior to the vesting of the performance share units.

(3)
Deferred stock share awards were granted pursuant to our Stock Incentive Plan during the fiscal year ended September 30, 2009 related to fiscal 2008 performance. Dividends paid on Hill-Rom common stock will be deemed to have been paid with regard to the deferred stock shares awarded and deemed to be reinvested in Hill-Rom common stock at the market value on the date of such dividend, and will be paid in additional shares on the vesting date of the underlying award. The vesting schedules for all deferred stock share awards granted during the fiscal year 2009 are disclosed by individual in the footnotes to the Outstanding Equity Awards at September 30, 2009 table.

(4)
Stock options were granted pursuant to our Stock Incentive Plan during the fiscal year ended September 30, 2009 related to fiscal 2008. The maximum contractual life of the options is ten years from the grant date and the awards will vest and become exercisable in four equal annual installments beginning on the first anniversary from the grant date. The vesting schedules for all unvested stock option awards, including awards granted during fiscal year 2009, are disclosed in the footnotes to the Outstanding Equity Awards at September 30, 2009 table.

(5)
The Compensation Committee sets the exercise prices of all stock options at the fair market value on the grant date. Our Stock Incentive Plan defines “fair market value” as the average of the high and low selling prices of our common stock on the New York Stock Exchange on the grant date or if the grant date is a non-trading day, then the next trading day thereafter. Due to the terms of our Stock Incentive Plan, it is possible that the exercise price could be less than the closing price of our common stock on the date of grant. For fiscal 2009, no instances of this nature occurred.

(6)
The valuation of stock options, deferred stock shares and performance share units is based on the methodology set forth in Notes 1 and 14 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended September 30, 2009, which was filed with the SEC on November 24, 2009. In the case of the performance-based equity awards, the grant date fair value indicated above is based on the maximum amount that was granted to each Named Executive Officer.

Outstanding Equity Awards at September 30, 2009
The following table summarizes the number and terms of stock option, deferred stock share and performance share units outstanding for each of the Named Executive Officers as of September 30, 2009.
(table on following page)

(a)	(b)	(c)		(d)		(e)	(f)	(g)		(h)	(i)		(j)
				Option Awards						Stock Awards
													Equity
				Equity							Equity		Incentive Plan
				Incentive							Incentive Plan		Awards:
				Plan Awards:							Awards:		Market or
	Number of	Number of		Number of							Number of		Payout Value of
	Securities	Securities		Securities				Number of		Market Value	Unearned		Unearned
	Underlying	Underlying		Underlying				Shares or Units		of Shares or	Shares, Units or		Shares, Units or
	Unexercised	Unexercised		Unexercised		Option		of Stock That		Units of Stock	Other Rights		Other Rights
	Options	Options		Unearned		Exercise	Option	Have Not		That Have Not	That Have Not		That Have Not
	#	#		Options		Price	Expiration	Vested (13)		Vested (1)	Vested		Vested (1)
Name	Exercisable	Unexercisable		#		$	Date	#		$	#		$
Peter H. Soderberg	7,400					$33.28	5/17/2012
	7,400					$26.22	2/13/2013
	108,808					$29.60	3/20/2016
	82,776	41,387	(2)			$32.51	12/14/2016
	49,735	99,469	(2)			$29.33	12/6/2017
		179,041	(2)			$19.39	12/2/2018
				220,853	(9)	$25.37	4/1/2018
				95,527	(10)	$19.39	12/2/2018
				95,528	(10)	$19.39	12/2/2018	138,566	(3)(4)	$3,017,967	58,851	(10)(11)	$1,281,775

Gregory N. Miller	7,400					$27.09	11/9/2011
	4,625					$33.24	4/9/2012
	7,400					$25.67	12/4/2012
	2,775					$26.22	2/13/2013
	9,250					$31.48	12/3/2013
	14,800					$30.04	12/15/2014
	33,670					$26.46	11/30/2015
	16,404	8,201	(2)			$31.30	11/30/2016
	8,202	16,403	(2)			$29.22	12/5/2017
		33,571	(2)			$19.39	12/2/2018
				110,417	(9)	$25.37	4/1/2018
				70,071	(10)	$19.39	12/2/2018
				70,072	(10)	$19.39	12/2/2018	32,144	(3)(5)	$700,096	—	(11)	$0

Patrick de Maynadier	27,750					$30.85	2/1/2012
	9,250					$33.24	4/9/2012
	9,250					$25.67	12/4/2012
	33,300					$31.48	12/3/2013
	33,300					$30.04	12/15/2014
	27,417					$26.46	11/30/2015
	14,060	7,030	(2)			$31.30	11/30/2016
	7,709	15,416	(2)			$29.22	12/5/2017
		31,286	(2)			$19.39	12/2/2018
				87,500	(9)	$25.37	4/1/2018
				51,687	(10)	$19.39	12/2/2018
				51,688	(10)	$19.39	12/2/2018	27,867	(3)(7)	$606,943	—	(11)	$0

C. Jeffrey Kao	11,717	5,858	(2)			$35.77	5/24/2017
	7,030	14,060	(2)			$29.22	12/5/2017
	10,200	19,800	(2)			$31.35	5/27/2018
		34,538	(2)			$19.39	12/2/2018
				81,250	(9)	$25.37	4/1/2018
				45,293	(10)	$19.39	12/2/2018
				45,294	(10)	$19.39	12/2/2018	20,846	(3)(8)	$454,026	7,114	(11)(12)	$154,943

John H. Dickey	3,700					$24.51	1/15/2011
	7,400					$27.09	11/9/2011
	3,700					$33.24	4/9/2012
	7,400					$25.67	12/4/2012
	9,250					$31.48	12/3/2013
	12,950					$30.04	12/15/2014
	16,280					$26.47	1/31/2016
	11,100					$26.46	11/30/2015
	14,060	7,030	(2)			$31.30	11/30/2016
	7,709	15,416	(2)			$29.22	12/5/2017
		22,061	(2)			$19.39	12/2/2018
				57,292	(9)	$25.37	4/1/2018
				33,091	(10)	$19.39	12/2/2018
				33,091	(10)	$19.39	12/2/2018	24,699	(3)(6)	$537,944	—	(11)	$0

(1)
Market Value is determined by multiplying the number of unvested deferred stock shares and/or performance share units by $21.78, the closing price per share of Hill-Rom common stock on September 30, 2009, as reported on the New York Stock Exchange.

(2)	Unvested stock options based solely on continued employment will become exercisable in accordance with the following vesting schedule:

Grant Date	Remaining Vesting Schedules (as of 9/30/2009)

12/2/2008	Four equal annual installments on 12/2/2009, 12/2/2010, 12/2/2011 and 12/2/2012.

5/27/2008	Two equal annual installments on 5/27/2010 and 5/27/2011.

12/6/2007	Two equal annual installments on 12/6/2009 and 12/6/2010.

12/5/2007	Two equal annual installments on 12/5/2009 and 12/5/2010.

5/24/2007	Fully vest on 5/24/2010.

12/14/2006	Fully vest on 12/14/2009.

11/30/2006	Fully vest on 11/30/2009.

(3)	Unvested deferred stock shares based solely on continued employment will vest in accordance with the following vesting schedule:

Grant Date	Remaining Vesting Schedules (as of 9/30/2009)

12/2/2008	50%, 25% and 25% on 12/3/2010; 12/3/2011 and 12/3/2012, respectively.

4/1/2008	Fully vest on 4/2/2010.

12/6/2007	20%, 25%, 25% and 30% on 12/7/2009, 12/7/2010, 12/7/2011, and 12/7/2012, respectively.

12/5/2007	20%, 25%, 25% and 30% on 12/6/2009, 12/6/2010, 12/6/2011, and 12/6/2012.

5/24/2007	25%, 25% and 30% on 5/25/2010, 5/25/2011, and 5/25/2012, respectively.

12/14/2006	25%, 25% and 30% on 12/15/2009, 12/15/2010, 12/15/2011, respectively.

11/30/2006	25%, 25% and 30% on 12/1/2009, 12/1/2010, 12/1/2011, respectively.

3/20/2006	25% and 30% on 3/21/2010 and 3/21/2011, respectively.

1/31/2006	25% and 30% on 2/1/2010 and 2/1/2011, respectively.

11/30/2005	25% and 30% on 12/1/2009 and 12/1/2010, respectively.

12/15/2004	Fully vest on 12/16/2009.

(4)	Mr. Soderberg has been awarded the following deferred stock awards:

		Deferred
		Stock Shares
		Not Vested as
	Deferred	of September
	Stock	30, 2009 (with
	Shares	Dividend
Award Date	Awarded	Reinvestment)
December 2, 2008	51,999	53,450
April 1, 2008	30	30
December 6, 2007	37,010	38,742
December 14, 2006	30,767	26,268
March 20, 2006	33,791	20,076

		138,566

(5)	Mr. Miller has been awarded the following deferred stock awards:

		Deferred
		Stock Shares
		Not Vested as
	Deferred	of September
	Stock	30, 2009 (with
	Shares	Dividend
Award Date	Awarded	Reinvestment)
December 2, 2008	9,750	10,022
April 1, 2008	30	30
December 5, 2007	8,326	8,717
November 30, 2006	8,326	7,110
November 30, 2005	8,900	5,337
December 15, 2004	2,775	928

		32,144

(6)	Mr. Dickey has been awarded the following deferred stock awards:

		Deferred
		Stock Shares
		Not Vested as
	Deferred	of September
	Stock	30, 2009 (with
	Shares	Dividend
Award Date	Awarded	Reinvestment)
December 2, 2008	6,408	6,587
April 1, 2008	30	30
December 5, 2007	6,476	6,780
November 30, 2006	5,551	4,740
January 31, 2006	4,163	2,483
November 30, 2005	3,701	2,220
December 15, 2004	3,701	1,240
December 15, 2004	1,850	619

		24,699

(7)	Mr. de Maynadier has been awarded the following deferred stock awards:

		Deferred
		Stock Shares
		Not Vested as
	Deferred	of September
	Stock	30, 2009 (with
	Shares	Dividend
Award Date	Awarded	Reinvestment)
December 2, 2008	9,087	9,341
April 1, 2008	30	30
December 5, 2007	6,476	6,780
November 30, 2006	6,476	5,530
November 30, 2005	7,216	4,328
December 15, 2004	5,551	1,858

		27,867

(8)	Mr. Kao has been awarded the following deferred stock awards:

		Deferred
		Stock Shares
		Not Vested as
	Deferred	of September
	Stock	30, 2009 (with
	Shares	Dividend
Award Date	Awarded	Reinvestment)
December 2, 2008	10,031	10,311
April 1, 2008	30	30
December 5, 2007	5,551	5,811
May 24, 2007	5,551	4,694

		20,846

(9)
Performance-based stock options (and in the case of Mr. Soderberg performance-based options and performance share units in excess of the annual stock option limit) were granted on April 1, 2008. Vesting of the grants is contingent upon the achievement of cumulative three-year performance targets and corresponding service requirements. Performance targets operate independently and each is set at a threshold, target and maximum level, with the number of options ultimately vesting increasing at each level of performance attained. Threshold is the minimum level of performance required for partial vesting of the option. In the case of Mr. Soderberg, all performance based stock options must vest prior to the vesting of performance share units.

(10)
The performance-based options (and in the case of Mr. Soderberg performance-based options and performance share units in excess of the annual stock option limit) were granted on December 2, 2008. The total award was divided evenly into two separate grants. 50% of the total award is based on Hill-Rom achieving three-year performance targets related to cumulative revenue and cumulative earnings per share. The remaining 50% of the total award is based on Hill-Rom achieving three-year performance targets related to relative total shareholder return. All other terms of the two grants are the same. If the performance goals are met at the maximum level, these performance-based stock option awards will fully vest at the end of fiscal 2011. In the case of Mr. Soderberg, all performance-based stock options must vest prior to the vesting of performance share units.

(11)
Excluded from this table are unvested performance share units that were granted on April 5, 2007 (and in the case of Mr. Kao, his performance share unit award was granted on May 24, 2007). Vesting of these grants is based on continued employment and achievement of certain one, two, and three-year performance targets through September 30, 2009. The performance targets were not achieved and the remaining awards were forfeited.

(12)
In the case of Mr. Kao, these shares represent performance share units granted on December 2, 2008. Subsequent to September 30, 2009, this award vested 100% on December 3, 2009 based on Mr. Kao’s continued employment and achievement of certain one-year non-financial performance criteria.

(13)
Amounts in this column include dividend equivalents. Dividends paid on Hill-Rom common stock will be deemed to have been paid with regard to the deferred stock shares awarded and deemed to be reinvested in Hill-Rom common stock at the market value on the date of such dividend, and will be paid in additional shares on the vesting date of the underlying award. Generally, vesting is contingent upon continued employment. In the case of retirement, death or disability, vesting may be accelerated for options and deferred stock awards held over one year from issue date of award.

Option Exercises and Stock Vested For Fiscal Year Ended September 30, 2009
The following table summarizes the number of stock option awards exercised and the value realized upon exercise during the fiscal year ended September 30, 2009 for the Named Executive Officers, as well as the number of stock awards vested and the value realized upon vesting.

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	#	$(1)	#(2)	$(3)

Peter H. Soderberg	N/A	N/A	16,568	$239,543

Gregory N. Miller	N/A	N/A	6,401	$124,647

Patrick D. de Maynadier	N/A	N/A	7,712	$149,349

C. Jeffrey Kao	N/A	N/A	1,734	$29,736

John H. Dickey	N/A	N/A	6,537	$119,863

(1)	There were no stock option exercises by our Named Executive Officers during fiscal year 2009.

(2)
The pre-tax amounts indicated include a portion of dividends accrued and paid on the date the stock awards vested or if the vesting date was a non-trading day, then the next trading day thereafter. The vesting schedules for all stock awards are disclosed in the footnotes to the Outstanding Equity Awards at September 30, 2009 table.

(3)
The value realized on vesting was based on the pre-tax number of stock awards converted into Hill-Rom common stock multiplied by the average of the high and low selling prices of Hill-Rom common stock as reported on the New York Stock Exchange, on the respective date the stock awards vested or if the vesting date was a non-trading day, then the next trading day thereafter.

Pension Benefits at September 30, 2009
The following table quantifies the pension benefits expected to be paid from the Hill-Rom Holdings, Inc. Pension Plan (the “Pension Plan”) and the Hill-Rom, Inc. Supplemental Executive Retirement Plan (the “SERP”). The terms of each are described below.

(a)	(b)	(c)	(d)	(e)
		Number of	Present Value	Payments
		Years Credited	of Accumulated	During Last
	Plan Name	Service	Benefit	Fiscal Year
Name	(1)(2)	#(3)	$(4)	$

Peter H. Soderberg (5)	N/A	N/A	N/A	N/A

Gregory N. Miller (6)	Pension Plan	2	$22,383	$0

Patrick D. de Maynadier	Pension Plan	7	$106,269	$0
	SERP	7	$168,607	$0

John H. Dickey	Pension Plan	28	$553,882	$0
	SERP	28	$263,915	$0

C. Jeffrey Kao (7)	N/A	N/A	N/A	$0

(1)
The Pension Plan covers officers, including our Named Executive Officers and other employees. Employer contributions to the Pension Plan are made on an actuarial basis, and no specific contributions are determined or set aside for any individual. Effective June 30, 2003, the Pension Plan was closed to new participants. Existing participants, effective January 1, 2004, were given the choice of remaining in the Pension Plan and to continue earning credited service or to freeze their accumulated benefit as of January 1, 2004 and to participate in an enhanced defined contribution savings plan (401(k) Savings Plan). Benefits under the Pension Plan are not subject to deductions for Social Security or other offset amounts. Officers and other employees who retire under the Pension Plan receive fixed benefits calculated by means of a formula that takes into account the highest average annual calendar year eligible compensation earned over five consecutive years and the employee’s years of service.

The Pension Plan permits participants with 5 or more years of credited service to retire as early as age 55 but with a reduction in the amount of their monthly benefit. The reduction is 0.25% for each month the actual retirement date precedes the participant’s normal retirement date at age 65 up to a maximum of 30%. Although Mr. Dickey became retirement eligible during fiscal year 2009, the present value of accumulated benefit under the Pension Plan and SERP in the above table has not been reduced for the early retirement provisions.

(2)
Hill-Rom maintains the Pension Plan portion of the SERP to provide additional retirement benefits to certain employees selected by the Compensation Committee or our Chief Executive Officer whose retirement benefits under the Pension Plan are reduced, curtailed or otherwise limited as a result of certain limitations under the Code. “Compensation” under the SERP means the corresponding definition of compensation under the Pension Plan plus a percentage of a participant’s eligible compensation as determined under our STIC Program. The retirement benefit to be paid under the SERP is from the general assets of Hill-Rom, and such benefits are generally payable at the time and in the manner benefits are payable under the Pension Plan but no earlier than six months after the date of termination

(3)	This column represents the years of service as of September 30, 2009.

(4)
This column represents the total discounted value of the monthly single life annuity benefit earned as of September 30, 2009 assuming the executive leaves Hill-Rom at this date and retires at age 65. The present value is not the monthly or annual lifetime benefit that would be paid to the executive. The present values are based on a 5.50% discount rate at September 30, 2009, assume no pre-retirement mortality and utilize the IRS 430 Static Annuitant Mortality Table.

(5)
Mr. Soderberg does not participate in the Pension Plan or the Pension Plan portion of the SERP, since the pension plans were closed to new participants effective June 30, 2003. Mr. Soderberg does participate in the Savings Plan and the savings plan portion of the SERP and has accumulated four years of vested service in those plans.

(6)
Mr. Miller has two years of credited service in the Pension Plan, in which his accumulated benefit was frozen as of January 1, 2004. Mr. Miller participates in the Savings Plan and the savings plan portion of the SERP and has accumulated eight years of vested service in those plans.

(7)
Mr. Kao does not participate in the Pension Plan or the Pension Plan portion of the SERP, since the pension plans were closed to new participants effective June 30, 2003. Mr. Kao does participate in the Savings Plan and has accumulated two years of vested service in that plan.

Nonqualified Deferred Compensation for Fiscal Year Ending September 30, 2009

(a)		(b)	(c)	(d)	(e)	(f)
		Executive	Registrant	Aggregate		Aggregate
		Contributions in	Contributions in	Earnings in	Aggregate	Balance at
		Last Fiscal	Last Fiscal	Last Fiscal	Withdrawals/	Last Fiscal
		Year	Year	Year	Distributions	Year End
Name	Plan	$(1)	$(2)	$(3)	$	$(4)
Peter H. Soderberg	SERP(5)	N/A	$142,712	$17,012	None	$550,096
	Supp. Ret. Acct. (6)	N/A	$75,000	$10,276	None	$335,762
	Vested Deferred Stock (7)	None	None	$0	None	$144,184

Gregory N. Miller	SERP(5)	N/A	$24,535	$4,113	None	$127,681

John H. Dickey	SERP(5)	N/A	$4,602	$733	None	$22,911

Patrick D. de Maynadier	SERP(5)	N/A	$25,191	$5,334	None	$161,868

C. Jeffrey Kao (8)		N/A	N/A	N/A	N/A	N/A

(1)
Under the Executive Deferred Compensation Program certain of our senior executives who are chosen by the Compensation Committee may elect to defer all or a portion of their base salary compensation, payments under our STIC Program and certain other benefits to be paid in years later than when such amounts are due. All or a portion of short term incentive compensation may be deferred by the executive and invested either in cash, which will bear interest at a prime rate in effect from time to time or at other rates determined by the Compensation Committee, or common stock to be paid at the end of the deferral period. As of September 30, 2009 none of the Named Executive Officers are participants or have balances in the Executive Deferred Compensation Program.

(2)
The amounts indicated are reported as compensation to the Named Executive Officer in the Summary Compensation Table under the column entitled “All Other Compensation” and further disclosed in Footnote 6 thereto.

(3)
Amounts represent interest on the deferred compensation balances. No above-market interest or preferential earnings was paid during fiscal 2009 as our monthly deferred compensation interest rate did not exceed 120% of the applicable federal long-term month rate as published by the IRS in its revenue rulings. Therefore, no above-market interest or preferential earnings are reported as compensation to the Named Executive Officers in the Summary Compensation Table.

(4)
Of the amounts shown in this column related to the SERP and, in the case of Mr. Soderberg, the Supplemental Retirement Account, the following amounts representing company contributions and above-market interest were previously reported in the Summary Compensation Table in prior proxy statements:

			Aggregate Amount
			Reported in the Summary
			Compensation Table of
	Plan		Prior Proxy Statements
Peter H. Soderberg	SERP	(5)	$362,808
	Supp. Ret. Acct.	(6)	$228,932

Gregory N. Miller	SERP(5)		$81,372

Patrick D. de Maynadier	SERP	(5)	$116,096

John H. Dickey	SERP	(5)	$8,993

(5)
Hill-Rom maintains a Savings Plan portion of the SERP to provide additional retirement benefits to certain employees whose retirement benefits under the Savings Plan are reduced, curtailed or otherwise limited as a result of certain limitations under the Code. The additional retirement benefits provided by the SERP are for certain Savings Plan participants chosen by the Compensation Committee. Additionally, certain participants in the SERP who are selected by the Compensation Committee may annually receive an additional benefit of a certain percentage of such participants’ Compensation (as defined below) for such year (the current percentage is three or four percent), and the amount of the retirement benefit shall equal the sum of such annual additional benefit plus additional earnings based on the monthly prime rate in effect from time to time or at other rates determined by the Compensation Committee.

“Compensation” under the SERP means the corresponding definition of compensation under the Savings Plan plus a percentage of a participant’s eligible compensation as determined under our STIC Program. Employer contribution amounts reported here are also reported as compensation to the Named Executive Officer under Supplemental 401(k) and Supplemental Retirement contributions in the Summary Compensation Table under the column entitled “All Other Compensation” and further disclosed in Footnote 6 thereto. A lump sum cash payment is available to the participant within one year of retirement or termination of employment. In the alternative a participant may defer receipt by electing a stream of equal annual payments for up to 15 years.

(6)
Mr. Soderberg participates in a nonqualified deferred compensation plan established for the benefit of Mr. Soderberg, pursuant to which Mr. Soderberg was credited with $75,000 within 30 days after March 20, 2006 and will be credited with $75,000 on each anniversary thereafter during Mr. Soderberg’s employment. Amounts credited to Mr. Soderberg’s account under this plan bear interest at a prime rate in effect from time to time or at other rates determined by the Compensation Committee. Mr. Soderberg will be fully vested in all amounts credited to his account under this plan and will be entitled to receive the balance of the account in a lump sum cash payment on or as soon as possible after the date that is six months after the date of the termination of Mr. Soderberg’s employment with Hill-Rom.

(7)
Vested deferred stock shares were awarded to Mr. Soderberg in fiscal years 2004 and 2005, at which time he served as an outside member of our Board of Directors. Dividends paid on Hill-Rom common stock will be deemed to have been paid with regard to the vested deferred stock shares awarded and deemed to be reinvested in Hill-Rom common stock at the market value on the date of such dividend, and will be paid in additional shares on the delivery date of the underlying award.

The aggregate number of vested deferred stock shares that Mr. Soderberg held as of September 30, 2009 was 6,620 deferred stock shares. Delivery of these shares occurs on the six month anniversary of the date Mr. Soderberg ceases to be a member of our Board of Directors. The value indicated is determined by multiplying the number of Mr. Soderberg’s vested deferred stock shares by $21.78, the closing price of Hill-Rom common stock on September 30, 2009 as reported on the New York Stock Exchange.

(8)	Mr. Kao does not participate in any nonqualified deferred compensation plan.

Potential Payments Upon Termination or Change in Control
The following tables present the estimated benefits that would have been received, as of September 30, 2009, by each of the Named Executive Officers (1) under the executives’ Employment Agreements in the event of a hypothetical termination and (2) under the executives’ Change in Control Agreements in the event of a hypothetical Change in Control, with or without termination. For information regarding the Employment Agreements, see “—Compensation Discussion and Analysis—Employment Agreements” above. For information regarding the Change in Control Agreements, see “—Compensation Discussion and Analysis—Retirement, Change in Control Agreements and Severance—Change in Control Agreements” above. Because the payments to be made to a Named Executive Officer depend on several factors, the actual amounts to be paid upon a Named Executive Officer’s termination of employment can only be determined at the time of the executive’s separation from Hill-Rom.
Benefits Payable Upon Termination Under Employment Agreements
Peter H. Soderberg

				Continuance
		Accelerated	Accelerated	Of Health &
	Salary & Other	Vesting of	Vesting of	Welfare
Event	Cash Payments	Stock Options (2)	Stock Awards (3)	Benefits (4)	Total
Permanent Disability (1)	$1,097,289	$427,908	$3,017,967	$10,412	$4,553,576

Death	$532,308	$427,908	$3,017,967	$3,210	$3,981,393

Termination without Cause	$872,308			$10,412	$882,720

Resignation with Good Reason	$872,308			$10,412	$882,720

Termination for Cause	$32,308				$32,308

Resignation without Good Reason	$32,308				$32,308

Retirement	$32,308				$32,308

Gregory N. Miller

				Continuance
		Accelerated	Accelerated	Of Health &
	Salary & Other	Vesting of	Vesting of	Welfare
Event	Cash Payments	Stock Options (2)	Stock Awards (3)	Benefits (4)	Total
Permanent Disability (1)	$2,396,831	$80,235	$700,096	$12,805	$3,189,967

Death	$523,077	$80,235	$700,096	$6,682	$1,310,090

Termination without Cause	$423,077			$12,805	$435,882

Resignation with Good Reason	$423,077			$12,805	$435,882

Termination for Cause	$23,077				$23,077

Resignation without Good Reason	$23,077				$23,077

Retirement	$23,077				$23,077
Patrick D. de Maynadier

				Continuance
		Accelerated	Accelerated	Of Health &
	Salary & Other	Vesting of	Vesting of	Welfare
Event	Cash Payments	Stock Options (2)	Stock Awards (3)	Benefits (4)	Total
Permanent Disability (1)	$2,196,758	$74,774	$606,943	$8,716	$2,887,191

Death	$520,942	$74,774	$606,943	$4,012	$1,206,671

Termination without Cause	$383,942			$8,716	$392,658

Resignation with Good Reason	$383,942			$8,716	$392,658

Termination for Cause	$20,942				$20,942

Resignation without Good Reason	$20,942				$20,942

Retirement	$20,942				$20,942

C. Jeffrey Kao

				Continuance
		Accelerated	Accelerated	Of Health &
	Salary & Other	Vesting of	Vesting of	Welfare
Event	Cash Payments	Stock Options (2)	Stock Awards (3)	Benefits (4)	Total
Permanent Disability (1)	$2,579,024	$82,546	$454,026	$12,505	$3,128,101

Death	$519,615	$82,546	$454,026	$6,682	$1,062,869

Termination without Cause	$359,615			$12,505	$372,120

Resignation with Good Reason	$359,615			$12,505	$372,120

Termination for Cause	$19,615				$19,615

Resignation without Good Reason	$19,615				$19,615

Retirement	$19,615				$19,615
John H. Dickey

				Continuance
		Accelerated	Accelerated	Of Health &
	Salary & Other	Vesting of	Vesting of	Welfare
Event	Cash Payments	Stock Options (2)	Stock Awards (3)	Benefits (4)	Total
Permanent Disability (1)	$1,430,291	$52,726	$537,944	$10,396	$2,031,357

Death	$525,769	$52,726	$537,944	$4,012	$1,120,451

Termination without Cause	$293,769			$10,396	$304,165

Resignation with Good Reason	$293,769			$10,396	$304,165

Termination for Cause	$25,769				$25,769

Resignation without Good Reason	$25,769				$25,769

Retirement	$25,769	$0	$394,479		$420,248

(1)
Benefits provided under our disability plans are based on various circumstances including the Named Executive Officer meeting certain eligibility requirements. Our disability plans are fully insured; therefore, claim payments are reviewed and processed by our third party insurance carrier. The following assumptions were used to determine the salary and other cash payment amount for permanent disability.

Permanent disability assumptions:
•	Normal retirement age is based on the Social Security Normal Retirement Age Table;

•	Short-term disability benefits are based on salary continuation for 26 weeks (using the Named Executive Officer’s annual salary rate as of September 30, 2009);

•
Long-term disability benefits are based on the lesser of 60% of the Named Executive Officer’s monthly earnings or $15,000 per month. We assume these benefits begin the day after the short-term disability benefit period has been completed and extends through the maximum benefit period aligned with the Named Executive Officer’s age as of September 30, 2009; and

•	The present values of the cash payments are based on a 5.50% discount rate as of September 30, 2009.

(2)
The amounts indicated represent the intrinsic value of all unvested non-qualified stock options, held for at least one year from the grant date, that would have become immediately vested and exercisable upon permanent disability or death (and in the case of Mr. Dickey, upon retirement, since he is retirement eligible). Performance-based options were not included as the performance criteria were not met. For purposes of these disclosures, we assumed that the unvested stock options were cashed out based on the closing price per share of Hill-Rom’s common stock on the New York Stock Exchange on September 30, 2009. Refer to the Outstanding Equity Awards at September 30, 2009 table for further details on unvested stock options.

(3)
The amounts indicated represent the market value of all unvested deferred stock shares, held for at least one year from the grant date, that would have vested immediately and been distributed upon permanent disability or death (and in the case of Mr. Dickey, upon retirement, since he is retirement eligible). The amounts were based on the number of unvested deferred stock shares multiplied by the closing price per share of Hill-Rom’s common stock on the New York Stock Exchange on September 30, 2009. Refer to the Outstanding Equity Awards at September 30, 2009 table for further details on unvested deferred stock shares.

(4)
Amounts represent the dollar value of estimated vacation benefits and incremental costs to Hill-Rom by providing continuing health and life insurance coverage based on the Named Executive Officer’s selected coverage immediately before the hypothetical termination.

Benefits Payable Under Change in Control Agreements
Based upon a hypothetical Change in Control date of September 30, 2009, the Change in Control benefits with and without a termination of employment would be as follows:

							Acceleration of
							Stock Based Awards
			Continuance	Vacation		Retirement			Perform-
			Of Heath &	And		Savings		Restricted	ance
		Incentive	Welfare	Insurance	Pension	Plan	Stock	Stock	Based	Tax
Name	Salary	Comp.(1)	Benefits	Benefits	Benefits(2)	Benefit	Options(3)	Units(4)	Awards(4)	Gross-Up(5)	Total(6)
Peter H. Soderberg With termination	$2,520,000	$840,000	$19,356	$44,188	N/A	$653,136	$884,529	$3,017,967	$1,281,775	None	$9,260,951
Without termination	$0	$840,000	$0	$0	$0	$0	$884,529	$3,017,967	$1,281,775	None	$6,024,271

Gregory N. Miller With termination	$800,000	$200,000	$23,810	$24,877	N/A	$49,070	$415,176	$700,096	$0	None	$2,213,029
Without termination	$0	$200,000	$0	$0	$0	$0	$415,176	$700,096	$0	None	$1,315,272

Patrick D. de Maynadier With termination	$726,000	$181,500	$15,632	$22,742	$113,633	$50,382	$321,840	$606,943	$0	None	$2,038,672
Without termination	$0	$181,500	$0	$0	$0	$0	$321,840	$606,943	$0	None	$1,110,283

C. Jeffrey Kao With termination	$680,000	$170,000	$23,810	$20,815	N/A	N/A	$299,049	$454,026	$154,943	None	$1,802,643
Without termination	$0	$170,000	$0	$0	$0	$0	$299,049	$454,026	$154,943	None	$1,078,018

John H. Dickey With termination	$536,000	$134,000	$15,632	$30,929	$322,677	$9,204	$210,901	$537,944	$0	None	$1,797,287
Without termination	$0	$134,000	$0	$0	$0	$0	$210,901	$537,944	$0	None	$882,845

(1)
We assumed the Incentive Compensation paid out at 100% performance at target. We have assumed such payment is fully contingent on the Change in Control and thus fully included in the Change in Control calculations. However, it is possible that all or a portion of the Incentive Compensation would have been earned as of the date of the Change in Control.

(2)
The pension benefit for a termination upon a Change in Control is the excess of the monthly pension amount the executive would have received starting at age 62 calculated as if the executive had earned two additional years of service and pay at the executive’s Annual Base Salary over the monthly Pension Plan annuity benefit and the monthly SERP annuity benefit.

(3)
The amounts indicated represent the intrinsic value of all unvested non-qualified stock options and performance-based stock options that would have become immediately vested and exercisable upon termination upon a Change in Control, with or without termination. For purposes of these disclosures, we assumed that the unvested stock options were cashed out based on the closing price per share of Hill-Rom’s common stock on the New York Stock Exchange on September 30, 2009. Whether the options would be cashed out or converted into stock of a buyer in an actual transaction would depend on the structure of the deal. However, if the options were converted into stock by the buyer, the excise tax, and thus the gross-up payments required under the agreements could be higher. Refer to the Outstanding Equity Awards at September 30, 2009 table for further details on unvested stock options.

(4)
The amounts indicated represent the value of all unvested deferred stock shares and performance based deferred stock shares that would have vested immediately and been distributed upon a Change in Control, with or without termination, based on the closing price per share of Hill-Rom’s common stock on the New York Stock Exchange on September 30, 2009. Refer to the Outstanding Equity Awards at September 30, 2009 table for further details on unvested deferred stock shares.

(5)
No tax gross-up payment was necessary as of September 30, 2009 as benefits in each executive’s case did not exceed 120% of the base threshold amount to give rise to the excise tax. For Messrs. Miller, Dickey and Kao, while each executive’s hypothetical Change in Control benefits (without termination) did exceed the base threshold amount but slightly less than 120%, each executive’s respective benefits indicated above would have been reduced as required by the Change in Control agreement to the maximum amount which would not give rise to the excise tax. This reduction is not reflected in the above table, but if it was, the amount by which Messrs. Miller, Dickey and Kao’s Change in Control benefits would be reduced would be approximately $64,000, $193,000 and $216,000, respectively.

(6)
The Change in Control Agreements for the Named Executive Officers are subject to non-compete provisions and other restrictive covenants for three years following termination of employment. These restrictive covenants are valuable to Hill-Rom, and are in part consideration for the benefits payable under the Agreements. However, for purposes of this hypothetical Change in Control, no value or payments under the agreements have been assigned to the restrictive covenants, which would have the effect of reducing the excise tax and thus gross-up payments under the agreements.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT
The Compensation and Management Development Committee of the Board of Directors of Hill-Rom Holdings, Inc. has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based upon this review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by the Compensation and Management Development Committee
Ronald A. Malone (Chairman)
Joanne C. Smith, M.D. (Vice Chairperson)
Rolf A. Classon

DIRECTOR COMPENSATION
In setting non-employee director compensation, the Board of Directors, based on recommendations from the Nominating/Corporate Governance Committee, considers the significant amount of time that directors expend in fulfilling their duties to Hill-Rom as well as the skill-level required for members of the Board. Directors who are also employees of Hill-Rom receive no additional remuneration for services as a director. Of our current Board members, only Mr. Soderberg is a salaried employee of Hill-Rom. All other directors receive separate compensation for Board service.
Our compensation package for non-employee members of our Board is comprised of cash (annual retainers and committee meeting fees) and deferred stock share awards. Directors are also entitled to reimbursement of expenses incurred in connection with attendance at board and/or committee meetings. Our director pay package is designed to attract and retain highly-qualified, independent professionals to monitor the effectiveness of policy and decision-making both at the Board and management level, with a view to enhancing shareholder value over the long term. Our Nominating/Corporate Governance Committee generally reviews our non-employee director compensation program, or elements thereof, on an annual basis, with the assistance of the compensation consulting firm used by the Compensation and Management Development Committee (“Compensation Committee”). Actual annual pay varies among directors based on committee memberships, committee chair responsibilities and meeting attendance.
Directors receive an annual retainer of $25,000 for their service as directors, together with a $3,500 fee for each Board meeting attended. The Chairman of the Board of Directors’ annual retainer is $150,000. For any Board meeting lasting longer than one day, each director who attends receives $1,000 for each additional day. Directors who attend a Board meeting or standing committee meeting by telephone receive fifty percent (50%) of the usual meeting fee. Each director who is a member of the Nominating/Corporate Governance, Audit or Compensation and Management Development Committee receives a fee of $1,500 for each committee meeting attended.
The Chairs of the Audit, Compensation and Management Development and Nominating/Corporate Governance Committees receive an additional $10,000, $8,000, and $7,000 annual retainer, respectively. Directors who attend meetings of committees of which they are not members receive no fees for their attendance.
In addition to earning cash retainers, each non-employee director is also awarded on the first trading day following the close of each of our annual meeting of shareholders, deferred stock shares under our Stock Incentive Plan. A new director receives a pro-rata portion of the annual award representing the time served during the fiscal year of joining the Board of Directors. Delivery of shares underlying such deferred stock shares occurs on the later of one year and one day from the date of the grant or the six month anniversary of the date that the applicable director ceases to be a member of the Board of Directors. In 2009 the annual grant consisted of 6,476 Hill-Rom deferred stock shares for the Chairman of the Board and 3,331 Hill-Rom deferred stock shares for each non-employee director, except Ms. Napier, who joined the Board in July 2009 and received a pro-rata award of 832 deferred stock shares.

The following table sets forth the compensation paid to our non-employee directors during the fiscal year ended September 30, 2009.
Director Compensation Table For Fiscal Year Ending September 30, 2009

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
					Change in Pension
					Value and Nonqualified
				Non-Equity	Deferred
	Fees Earned or			Incentive Plan	Compensation	All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
Name	$ (1)	$ (2)	$ (3)	$	$ (4)	$ (5)	$
Rolf A. Classon — Chairman	$199,750	$76,158				$221	$276,129

Charles E. Golden	$76,500	$39,173				$221	$115,894

W August Hillenbrand	$57,500	$39,173				$221	$96,894

Ronald A. Malone	$70,750	$39,173				$221	$110,144

Eduardo R. Menascé	$57,250	$39,173				$221	$96,644

Katherine S. Napier (6)	$22,750	$13,345				$15	$36,110

Patrick T. Ryan (7)	$32,500	$39,173				$185	$71,858

Joanne C. Smith — Vice Chairperson	$70,750	$39,173				$221	$110,144

(1)
The amounts in this column include the annual retainer and the amounts earned by each non-employee director for attending Board and/or committee meetings in person and/or by teleconference that were not held in conjunction with a meeting of our full Board. For the Chairman of each of our Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee, the additional annual retainer is also included.

(2)
The amounts indicated represent the aggregate grant date fair value, which was also the dollar amount of compensation expense recognized in our consolidated financial statements during the year ended September 30, 2009, excluding the reduction for risk of forfeiture of deferred stock share awards granted to our non-employee directors during the fiscal year. The determination of this expense is based on the methodology set forth in Notes 1 and 14 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended September 30, 2009, which was filed with the SEC on November 24, 2009.

The aggregate number of vested deferred stock shares held by each of our current non-employee directors at September 30, 2009, including dividend reinvestment, is listed below. Delivery of shares underlying such deferred stock shares occurs on the later of one year and one day from the grant date or the six month anniversary of the date that the applicable director ceases to be a member of the Board of Directors.

Shares Underlying
Vested Deferred Stock
(with Dividend
Name	Reinvestment)
Rolf A. Classon	33,598
Charles E. Golden	20,641
W August Hillenbrand	12,720
Ronald A. Malone	7,749
Eduardo R. Menascé	11,138
Katherine S. Napier	836
Joanne C. Smith, M.D.	20,641

(3)
There was no stock-based compensation expense related to non-employee director option awards recorded in the consolidated financial statements in our Annual Report on Form 10-K for the year ended September 30, 2009, as no such awards were granted. Certain of our non-employee directors had the following shares of our common stock underlying stock options outstanding as of September 30, 2009:

Shares Underlying
Name	Stock Options
Rolf A. Classon	14,800
Charles E. Golden	14,800
W August Hillenbrand	72,000

(4)
Members of the Board of Directors, who are not employees, may participate in our Board of Directors Deferred Compensation Plan in which members may elect to defer receipt of fees earned. Upon election, the participant may invest fees earned in either a cash investment which bears interest at a prime rate in effect from time to time or at other rates determined by us, or common stock to be paid at the end of the deferral period. During fiscal 2009, we did not pay above-market interest on nonqualified deferred compensation as our monthly deferred compensation interest rate did not exceed 120% of the applicable federal long-term month rate as published by the IRS in its revenue rulings. As of September 30, 2009 the following directors are participants and have balances in the Board of Directors Deferred Compensation Program:

	Deferred
	Cash	Vested Deferred Stock
	$	#	$
W August Hillenbrand	$57,500
Charles E. Golden		1,959	$42,667
Ronald A. Malone	$70,750

(5)
Amounts in this column represent the dollar value of insurance premiums paid by Hill-Rom during fiscal 2009. Participation in the life insurance program is voluntary and may be declined. The value of the insurance premiums paid as disclosed in the Director Compensation Table is not the value reported to the IRS.

(6)	Katherine S. Napier joined the Board effective July 17, 2009.

(7)	Patrick T. Ryan resigned from the Board effective July 16, 2009.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information concerning Hill-Rom’s equity compensation plans as of September 30, 2009:

			Number of securities
			remaining available for
	Number of securities to	Weighted-average exercise	issuance under equity
	be issued upon exercise	price of outstanding	compensation plans
	of outstanding options,	options, warrants and	(excluding securities
	warrants and rights	rights ($)	reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	6,730,511	$20.94	6,741,787

Equity compensation plans not approved by security holders(2)(3)	9,221	$0.00	0

Total	6,739,732	$20.94	6,741,787	(1)

(1)	Amount consists of 5,820,299 shares available for issuance under our Stock Incentive Plan and 921,488 shares available for purchase under our Employee Stock Purchase Plan.

(2)
Under the Hill-Rom Holdings Stock Award Program, which has not been approved by security holders, shares of common stock have been granted to certain key employees. All shares granted under this program are contingent upon continued employment over specified terms. Dividends, payable in stock accrue on the grants and are subject to the same specified terms as the original grants. A total of 7,262 deferred shares were vested as of September 30, 2009 under this program and will be issuable at a future date.

(3)
Members of the Board of Directors may elect to defer fees earned and invest them in Hill-Rom common stock under the Hill-Rom Holdings Directors’ Deferred Compensation Plan, which has not been approved by security holders. A total of 1,959 deferred shares were vested as of September 30, 2009 under this program and will be issuable at a future date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under Section 16(a) of the Securities Exchange Act of 1934, our directors, our executive officers and any person holding more than ten percent of our common stock are required to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. We are required to report in this proxy statement any failure to file or late filing occurring during the fiscal year ended September 30, 2009. Based solely on a review of filings furnished to us and other information from reporting persons, we believe that all of these filing requirements were satisfied by our directors, executive officers and ten percent beneficial owners.

APPENDIX A
PROPOSED AMENDMENTS TO SECTION 7.1 OF
AMENDED ARTICLES OF INCORPORATION
Section 7.1. Number. The number of Directors of the Corporation shall not be less than nine (9), as may be specified in the Code of By-Laws of the Corporation or by amendment to the Code of By-Laws of the Corporation adopted by a majority vote of the Directors then in office. Until the 2011 annual meeting of Shareholders, ~~The~~ the Directors elected by the Shareholders shall be divided into three (3) classes, each having one-third, or as near to one-third as may be, the total number of Directors, with the term of the office of one class expiring at each annual meeting of Shareholders ~~the first class to expire at the 1988 annual meeting of Shareholders, the term of the office of the second class to expire at the 1989 annual meeting of Shareholders and the term of office of the third class to expire at the 1990 annual meeting of Shareholders~~. Commencing with the 2011 annual meeting of Shareholders, ~~At~~ at each annual meeting of Shareholders, Directors elected by the Shareholders to succeed those Directors whose terms expire shall be elected for a one-year term of office to expire at the ~~third~~ next succeeding annual meeting of Shareholders after their election. Each Director shall hold office until his successor is elected and qualified.

A-1

APPENDIX B
PROPOSED AMENDMENTS TO SECTIONS 7.3 AND 7.5 OF
AMENDED ARTICLES OF INCORPORATION
Section 7.3. Removal. Any Director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of ~~at least two-thirds (2/3)~~ a majority of the voting power of all of the shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.
~~Section 7.5. Amendment. Repeal. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the shares of the corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to alter, amend or repeal this Article 7.~~

B-1

HILL-ROM HOLDINGS, INC.
1069 STATE ROUTE 46 EAST BATESVILLE, IN 47006
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	For	Withhold	For All
	All	All	Except
The Board of Directors recommends that you vote FOR the following:	☐	☐	☐

1. Election of Directors
Nominees
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

01 James R. Giertz	02 Katherine S. Napier	03 Ronald A. Malone	04 Eduardo R. Menascé	05 Peter H. Soderberg

The Board of Directors recommends you vote FOR the following proposal(s):	For	Against	Abstain

2. Proposal to amend the Amended Articles of Incorporation of Hill-Rom Holdings, Inc. to provide for the annual election of the entire Board of Directors.	☐	☐	☐

3. Proposal to amend the Amended Articles of Incorporation of Hill-Rom Holdings, Inc. to eliminate all supermajority voting provisions.	☐	☐	☐

4. Proposal to approve apolicy providing for an annual non-binding advisory shareholder vote on executive compensation.	☐	☐	☐

5. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Hill-Rom Holdings, Inc.	☐	☐	☐
NOTE: In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

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HILL-ROM HOLDINGS, INC.
Annual Meeting of Shareholders
March 4, 2010 10:00 AM
This proxy is solicited by the Board of Directors
The shareholder(s) hereby appoint(s) Rolf A. Classon and Joanne C. Smith, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of HILL-ROM HOLDINGS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 10:00 AM, EST on March 4, 2010, at the offices of Hill-Rom Holdings, Inc. 1069 State Route 46 East Batesville, IN 47006, and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON HTE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
Continued and to be signed on reverse side